UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Embecta Corp.
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2025 Notice of
Annual Meeting and
Proxy Statement
February 12, 2025 | 8:00 a.m. ET

Letter to our stockholders
Embecta Corp.
300 Kimball Drive, Ste 300
Parsippany, New Jersey 07054
www.embecta.com
December 19, 2024
Dear fellow stockholders,
I’m pleased to invite you to attend the 2025 Annual Meeting of Stockholders (2025 Annual Meeting) of Embecta Corp. (Embecta), to be held at 8:00 a.m. ET on February 12, 2025, at the Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey.
Since becoming an independent company, our global team has focused their efforts on strengthening our core business, continuing the process of separating and standing up Embecta as an independent company and investing for growth.
Our core business has remained stable thanks to our long-standing reputation for safe, reliable, and cost-effective injection devices, and we are proud to be a trusted provider of educational resources for clinicians, caregivers and people with diabetes. Meanwhile, we made tremendous progress in setting up our own systems and processes, with all three of our manufacturing sites — and about 98 percent of our revenue — operating on Embecta’s own systems and utilizing our own newly established distribution network and shared services infrastructure.
We identified growth opportunities in key markets by building partnerships that leverage our local commercial organizations to offer customers a broader suite of products that may address critical needs for the people with diabetes they serve. Embecta also filed its first 510(k) submission and received subsequent clearance for such submission from the U.S. Food and Drug Administration (FDA) for our proprietary disposable insulin delivery system. While we ultimately decided to concentrate our resources on our core business and discontinue our insulin patch pump program, achieving FDA clearance represented a significant achievement by the team that developed this innovative and differentiated product.
Building on this record of accomplishment, our focus now moves to the next phase of Embecta’s transformation back to growth. In Fiscal 2025, we will begin to execute a comprehensive brand transition plan, starting with North America. We will continue work to identify new areas to expand our reach and increase our impact, leveraging our core strengths in our global commercial channel and in high-volume, high-quality manufacturing. And we are committed to our goal of refining our processes, eliminating inefficiencies, and optimizing every aspect of our operations to ensure we remain lean, agile, and ready to adapt. By reducing net leverage and debt, we intend to create a stronger financial base that enables us to make future strategic investments and remain resilient, regardless of market conditions.
Our approximately 2,000 employees around the world have accomplished so much in the short time since we became an independent company, and they are eager to have an even greater impact in the year ahead.
The accompanying notice of meeting and proxy statement describe the matters to be acted upon at our 2025 Annual Meeting, and we also plan to report on matters of interest to Embecta stockholders. Whether or not you plan to join us in person, please take the time to vote so that your shares will be represented and voted at the meeting. You may vote by proxy online or by telephone, by completing and mailing the enclosed proxy card in the return envelope provided, or in person at the meeting.
Thank you for your continued interest in Embecta and supporting us as we add to the rich legacy of a 100-year-old business that has made a difference in countless lives.
Sincerely,

Devdatt (Dev) Kurdikar
President and Chief Executive Officer
i

Notice of annual meeting of stockholders
February 12, 2025
8:00 a.m. Eastern Time
Location: Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey
Record Date: December 16, 2024
The Annual Meeting of Stockholders of Embecta Corp., a Delaware corporation (“Embecta” or the “Company”), will be held on Wednesday, February 12, 2025, at 8:00 a.m. Eastern Time (“ET”), at Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey (the “2025 Annual Meeting”).
At the 2025 Annual Meeting, stockholders will consider and act upon the following proposals:

1.	The election as directors of the three nominees named in the attached proxy statement for a one-year term
2.	The ratification of the selection of the independent registered public accounting firm
3.	An advisory vote to approve named executive officer compensation

We will also transact such other business as may properly come before the meeting, or any adjournment or postponement thereof. These proxy materials are being mailed or otherwise sent to shareholders of Embecta on or about December 19, 2024.
Stockholders of record as of the close of business on December 16, 2024, are entitled to notice of and to vote at the 2025 Annual Meeting (or any adjournment or postponement thereof).
By order of the Board of Directors,

Jeff Mann
Senior Vice President, General Counsel and Product Development

How To Vote

By Mail Sign, complete and return the proxy card in the postage-paid envelope provided	By Telephone 800-690-6903	Online www.proxyvote.com

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Stockholders to be held on February 12, 2025. Embecta’s proxy statement and 2024 Annual Report of Stockholders, which includes Embecta’s consolidated financial statements, are available at investors.embecta.com/financials-filings/annual-reports.

Proxy statement overview
Proposals to be considered at the 2025 Annual Meeting

Proposal		Board Recommendation
1.	The election as directors of the three nominees named in the attached proxy statement for a one-year term	FOR each of the nominees for director
2.	The ratification of the selection of the independent registered public accounting firm	FOR
3.	An advisory vote to approve named executive officer compensation	FOR

Proxy statement overview
Proposal 1	Election of directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

Our Board of Directors (the “Board”) currently consists of nine members. Messrs. Robert (Bob) J. Hombach and Devdatt (Dev) Kurdikar and LTG (Ret.) David F. Melcher, each currently serving a term expiring at the 2025 Annual Meeting, have each been nominated for election at the 2025 Annual Meeting for a term expiring at Embecta’s 2026 annual stockholder meeting. Drs. Milton M. Morris and Claire Pomeroy, Mses. Carrie L. Anderson and Karen N. Prange and Messrs. David J. Albritton and Christopher R. Reidy are each currently serving a term expiring at the 2026 annual stockholder meeting.
A more detailed discussion of this proposal and related disclosures can be found beginning on page 1.

Name	Age	Director Since	Committee Membership
			AC	CMDC	CGNC	TQRC
Directors nominated for election at the 2025 Annual Meeting:
Robert (Bob) J. Hombach Former Executive Vice President, Chief Financial Officer and Chief Operations Officer, Baxalta Incorporated	58	2022
Devdatt (Dev) Kurdikar President and Chief Executive Officer, Embecta Corp.	56	2022
David F. Melcher Non-Executive Chairman of the Board, Embecta Corp.	70	2022
Directors whose terms expire at the 2026 annual stockholder meeting:
David J. Albritton Founder and Chief Executive Officer, Nineteen88 Strategies	58	2022
Carrie L. Anderson Executive Vice President and Chief Financial Officer, The Campbell’s Company	56	2022
Christopher R. Reidy Retired Executive Vice President, Chief Administrative Officer and Chief Financial Officer, Becton, Dickinson and Company (“BD”)	68	2022
Milton M. Morris, Ph.D. Former Chairman and Chief Executive Officer, Neuspera Medical, Inc.	54	2022

Proxy statement overview

Name	Age	Director Since	Committee Membership
			AC	CMDC	CGNC	TQRC
Directors whose terms expire at the 2026 annual stockholder meeting (continued):
Claire Pomeroy, M.D. President, The Albert and Mary Lasker Foundation	69	2022
Karen N. Prange Industrial Advisor, EQT Group and Former Executive Vice President and Chief Executive Officer, Global Animal Health, Medical and Dental Surgical Group of Henry Schein, Inc.	60	2022

AC - Audit Committee	Chair of the Board
CMDC - Compensation and Management Development Committee	Committee Chair
CGNC - Corporate Governance and Nominating Committee	Member
TQRC - Technology, Quality and Regulatory Committee	Independent

Board key attributes
Ensuring that the Board is composed of directors who possess a wide variety of relevant skills, professional experience and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of stockholders is a top priority of the Board and the Corporate Governance and Nominating Committee (the “Governance Committee”). Our Board composition reflects strong Board practices that support regular refreshment based on Board needs and proactive succession planning.

Independence	7 of 9 director nominees and continuing members of the Board are independent

Diverse board representation	67% of director nominees and continuing members of the Board are ethnically and/or gender diverse[1] • 3 directors are women • 1 director is Asian • 2 directors are African American or Black

[1]
Ethnically diverse means identification as a member of one of the following ethnic groups: African American or Black, Alaska Native or Native American, Asian, Hispanic or Latinx, or Native Hawaiian or Pacific Islander.

v

Proxy statement overview
Director diversity matrix (as of December 1, 2024)

Total Number of Directors		9
Part I: Gender Identity	Female		Male
Directors	3		6
Part II: Demographic Background
African American or Black	-		2
Alaskan Native or Native American	-		-
Asian	-		1
Hispanic or Latinx	-		-
Native Hawaiian or Pacific Islander	-		-
White	3		3
Two or More Races or Ethnicities	-		-
LGBTQ+		-
Did Not Disclose Demographic Background		-
Military Service		2

In addition to gender and demographic diversity, we also recognize the value of other diverse attributes that directors may bring to our Board, including veterans of the U.S. military. We are proud to report that of our nine current directors, two are also military veterans.
Director skills and experience
The Board values having directors who possess a wide variety of relevant skills, professional experience, and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of stockholders.
Listed below are certain of the key skills and experience that the Board considers important for our directors to have in light of our current business in order to contribute to the effective leadership and exercise of oversight responsibilities by the Board.

Medical Device / Medical Professional
Experience with and knowledge of our industry and technologies, as well as our end markets or credentialed or licensed as a professional in any of the medical fields, such as a registered nurse, physician or medical technician.

Executive Leadership	Experience in executive-level positions, such as at large multi-national companies, including public company board experience.
Global / International Business	Experience in a leadership role at an organization with global or international operations.
Financial and Accounting	Experience with financial matters, such as financial markets, financing operations, or accounting and financial reporting processes.
Operations and Manufacturing	Experience with and understanding of operations or manufacturing processes.
Strategy and Innovation	Experience with understanding evolving markets, competitive landscapes, business development and M&A strategy, or internal product development portfolios.
Cybersecurity
Experience managing cybersecurity, information or data security risks or threats, as well as possession of a recognized cybersecurity certification or other skills or expertise related to cybersecurity.

Proxy statement overview

Risk / Crisis Management
Experience overseeing enterprise risk management or business continuity planning, including at an enterprise level, experience overseeing product safety compliance programs and policies, or experience with crisis management, such as the implementation or development of strategies designed to help an organization manage sudden or significant events.

ESG	Experience working with Environmental, Social and Governance (“ESG”) matters and incorporating these pillars into a sustainable company strategy.
Institutional Investor Perspective	Experience working with large financial funds, money managers, investment banks, trusts or private equity investors.
Regulatory / Compliance	Experience with the regulatory and industry regulations and governing laws, such as FDA device regulations, international requirements and appropriate interactions in regulated sales environments.
Connected Medical Device	Experience working with user engagement, privacy, data security and interconnectivity of hardware and software within the medical device field.
Payer and Medical Reimbursement	Experience with reimbursable or pharmaceutical products and obtaining reimbursement or coverage through private or government payers.
Consumer or Retail	Experience with consumer or retail products, including direct to patient marketing, pharmacy retailers, or online commerce.

Directors skills composition

Governance best practices
Embecta’s commitment to good corporate governance is embodied in our Corporate Governance Principles. The Corporate Governance Principles set forth the Board’s views and practices regarding a number of governance topics. The Governance Committee assesses the Corporate Governance Principles on an ongoing basis in light of current practices.

Proxy statement overview
The following is a summary of our significant corporate governance practices. A further discussion of our governance practices can be found in “Corporate Governance” below.
Corporate Governance Practices

•	Majority voting standard for election of directors
•	7 out of 9 directors are independent
•	Independent Board Chair
•	Rigorous annual board self-evaluation and director re-nomination process
•	Proxy access by-law
•	Restrictions on corporate political contributions
•	Director share ownership requirements
•	Overboarding policy
•	Annual election of directors commencing with the 2026 annual stockholder meeting

Proxy statement overview
Proposal 2	Ratification of selection of independent registered public accounting firm

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

Ernst & Young LLP (“E&Y”) has been selected by the Audit Committee as the Company’s independent registered public accounting firm (referred to herein as the “independent auditors”) for fiscal year 2025. The Audit Committee is solely responsible for the appointment, compensation, retention, and oversight of Embecta’s independent auditors. Stockholders are being asked to ratify the Audit Committee’s selection of E&Y. If ratification is withheld, the Audit Committee will reconsider its selection.
A representative of E&Y is expected to attend the 2025 Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.
Proposal 3	Advisory vote to approve named executive officer compensation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

The Compensation and Management Development Committee’s primary objective in the design of the Embecta compensation program is to fully support the strategic business goals of delivering superior long-term stockholder returns and driving performance to achieve strategic objectives. As such, the program is intended to ensure a high degree of alignment between executive pay and stockholder returns.
CEO target direct compensation mix

Proxy statement overview
Our compensation objectives and practices

	What We Do	What We Don’t Do
Competitive Compensation Program

Significant portion of target annual compensation is delivered in the form of variable compensation tied to performance.

Reinforce and reward behaviors that support our business objectives.

Use of an independent compensation consultant reporting directly to the Compensation Committee.
No individual employment agreements with our executive officers.
Pay for Performance	Align executive compensation with the execution of our business strategy and the creation of long-term stockholder value.	While we emphasize “at risk” pay tied to performance, our program does not encourage excessive risk-taking by management. No guaranteed incentive awards for executive officers.
Strong Compensation Policies

Robust share retention and ownership guidelines.

“Double-trigger” change in control agreements. Our unvested equity compensation awards also have a double-trigger accelerated vesting provision.

Clawback policy that provides for recoupment of compensation in connection with restatements of financial results, regardless of individual misconduct, in compliance with Nasdaq Global Select Market’s (“Nasdaq”) listing rules.

Annual say-on-pay vote.

No discounting, reloading or repricing of equity awards without stockholder approval.

Prohibition on executives pledging Embecta shares or hedging against the economic risk of ownership.

No excise tax “gross-ups” in our change in control and severance policy.

Limited executive perquisites.

The Compensation Discussion and Analysis beginning on page 34 of this proxy statement describes Embecta’s executive compensation program and the compensation decisions made with respect to our Chief Executive Officer (“CEO”) and the other executive officers named in the Summary Compensation Table on page 50. The Board believes that the information provided in the Compensation Discussion and Analysis and the executive compensation tables demonstrates that our executive compensation programs are appropriately designed, emphasize pay for performance and aligns management and stockholder interests.
This vote is advisory, which means that it is not binding on Embecta, the Board, or the Compensation and Management Development Committee.
x

Proposal 1: Election of directors
Embecta’s Amended and Restated Certificate of Incorporation (“CoI”) provides that until the 2026 annual stockholder meeting, Embecta’s Board will be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. Our Board currently consists of nine members, each serving as either Class I, Class II or Class III directors. Messrs. Robert (Bob) J. Hombach and Devdatt (Dev) Kurdikar and LTG (Ret.) David F. Melcher, the Class III directors, have each been nominated for election at the 2025 Annual Meeting for a term expiring at the 2026 annual stockholder meeting. Each nominee is currently serving a term expiring at the 2025 Annual Meeting. Mr. David J. Albritton, Ms. Carrie L. Anderson and Mr. Christopher R. Reidy, the Class I directors, and Dr. Milton M. Morris, Dr. Claire Pomeroy and Ms. Karen N. Prange, the Class II directors, are each currently serving a term expiring at the 2026 annual stockholder meeting. Commencing with the 2026 annual stockholder meeting, directors will be elected annually and for a term of office to expire at the next annual stockholder meeting, and Embecta’s Board will thereafter no longer be divided into classes.
Each nominee has consented to serve if elected to the Board. If any director nominee becomes unable to accept nomination or election, which is not anticipated, the persons named as proxies will vote for the election of such other person as the Board may recommend. Proxies cannot be voted for a greater number of persons than the number of nominees named above.
Below is the biography of each of the nominees for election as a director of Embecta and of those directors of Embecta continuing in office. Embecta directors have a variety of backgrounds, which reflects the Board’s continuing efforts to achieve a diversity of viewpoints, insights and perspectives on the Board. As more fully discussed below, director nominees are considered on the basis of a range of criteria, including their business knowledge and background, prominence and reputation in their fields, global business perspective and commitment to strong corporate governance and citizenship. They must also have experience and ability that is relevant to the Board’s oversight of Embecta’s business and affairs. Each nominee’s biography includes the particular experience and qualifications that led the Board to conclude that the nominee should serve on the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

Directors - skills and experience
The table below summarizes the key qualifications, skills and attributes of the nominees for director and of those directors of the Company continuing in office that led our Board to conclude that he or she should serve as a director of the Company.

Proposal 1: Election of directors
Nominees for director
Robert (Bob) J. Hombach
Former Executive Vice President, Chief Financial Officer and Chief Operations Officer, Baxalta Incorporated

Age: 58

Director Since: 2022

Independent: Yes

Committees:
•
Audit (Chair)
•
Compensation and Management Development Committee

Other Public Directorships:
•
BioMarin Pharmaceutical Inc.

Former Public Directorships
(last 5 years):
•
CarMax, Inc.
•
Aptinyx, Inc.

Mr. Hombach served as Executive Vice President, Chief Financial Officer and Chief Operations Officer of Baxalta Incorporated until 2016, a biopharmaceutical company spun out from Baxter International, Inc. (“Baxter”) (NYSE: BAX). He served as Corporate Vice President and Chief Financial Officer of Baxter from July 2010 until the spinoff in 2015. From 2007 to 2011, Mr. Hombach served as Treasurer of Baxter and from 2004 to 2007, he was Vice President of Finance, Europe, Middle East and Africa at Baxter. Prior to that, Mr. Hombach served in a number of finance positions of increasing responsibility in the corporate planning, manufacturing, operations and treasury areas at Baxter. Mr. Hombach is currently a member of the Board of Directors of BioMarin Pharmaceutical Inc. (NASDAQ: BMRN).

Education

Mr. Hombach earned a Bachelor of Science in Finance, cum laude, from the University of Colorado, and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Management.

Qualifications, Skills and Experience

Mr. Hombach brings to the Board his financial expertise and public company governance experience, as well as his experience in the medical device industry and with medical device technology, including connected medical devices, experience with strategic and transactional transitions, global business, operations and manufacturing, cybersecurity, risk and crisis management and experience with institutional investors.

Proposal 1: Election of directors
Devdatt (Dev) Kurdikar
President and Chief Executive Officer, Embecta Corp.

Age: 56 Director Since: 2022 Independent: No Other Public Directorships: • Zimmer Biomet Holdings, Inc.
Mr. Kurdikar is the President and Chief Executive Officer of Embecta. Previously, Mr. Kurdikar was the Worldwide President of Diabetes Care at BD. Prior to that role, Mr. Kurdikar was the President and CEO of Cardiac Science Corporation (“CSC”), a global leader in the manufacturing and marketing of automated external defibrillators for public access markets. CSC had been acquired by a private equity firm via bankruptcy proceedings, and under Mr. Kurdikar’s leadership, CSC returned to profitable growth and was sold in a successful exit to ZOLL Medical. Prior to that role, Mr. Kurdikar was the Vice President and General Manager, Men’s Health, within Urology and Pelvic Health at Boston Scientific. Mr. Kurdikar was in the same role at American Medical Systems (“AMS”) and led the Men’s Health business through a carve-out and sale to Boston Scientific, where Mr. Kurdikar led the business through its integration into Boston Scientific. Before joining AMS, Mr. Kurdikar served as Vice President, Marketing, at Baxter, where he worked on a global commercial initiative to drive market access, and was previously Vice President, Marketing, for the Infusion Systems business for the U.S. region. In his 11 years with Baxter, Mr. Kurdikar held leadership roles of increasing responsibility in finance, strategy and integration, R&D planning and operations. He began his career as a Senior Research Engineer at The Monsanto Company.

Mr. Kurdikar is currently a member of the Board of Directors of Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH), AdvaMed (Advanced Medical Technology Association) and LMG Holdings (a portfolio company of The Riverside Company).

Education

Mr. Kurdikar holds a Bachelor in Chemical Engineering from the University of Bombay (India). He earned a Master of Science in Chemical Engineering from Washington State University (Washington), a Ph.D. in Chemical Engineering from Purdue University (Indiana), and a Master of Business Administration from Washington University (Missouri).

Qualifications, Skills and Experience

Mr. Kurdikar is an experienced healthcare executive who brings to the Board his extensive experience in the medical device industry and with medical device technology, including connected medical devices, experience with global business, operations and manufacturing, consumer/retail, strategy and innovation, cybersecurity, risk and crisis management, regulatory and compliance matters, as well as experience with institutional investors.

Proposal 1: Election of directors
LTG (Ret.) David F. Melcher
Non-Executive Chairman of the Board, Embecta Corp.

Age: 70 Director Since: 2022 Independent: Yes Former Public Directorships (last 5 years): • Becton, Dickinson and Company • Cubic Corporation
LTG (Ret.) Melcher is the Non-Executive Chairman of Embecta’s Board. He also currently serves as an Independent Director at the United Services Automobile Association and is on the Board of Managers for GM Defense, LLC, a wholly owned subsidiary of The General Motors Company. In December 2017, LTG (Ret.) Melcher retired as President and Chief Executive Officer of Aerospace Industries Association, a trade association representing major aerospace and defense manufacturers and suppliers, a position he had held since 2015. From 2011 to 2015, he served as Chief Executive Officer, President and a director of Exelis Inc. (“Exelis”), a global aerospace defense, information and technology services company. Exelis, which was bought by Harris Corporation in 2015, was formerly a division of ITT Corporation that LTG (Ret.) Melcher led for three years before being spun off as a public company in 2011. LTG (Ret.) Melcher provided over 32 years of distinguished service in the U.S. Army, retiring as a Lieutenant General in 2008. He commanded a battalion and brigade in both light and heavy divisions, as Commander of the US Army Corps of Engineers Southwestern Division, and served as the Army’s Deputy Chief of Staff for Programs.

Education

LTG (Ret.) Melcher holds a Bachelor’s degree concentrating in Civil Engineering from the United States Military Academy at West Point, a Master’s in Public Administration from Shippensburg University, and Masters in Business Administration from Harvard Business School.

Qualifications, Skills and Experience

LTG (Ret.) Melcher brings strong executive experience as a result of his many years in leadership positions in the defense community and as a former Chief Executive Officer of a public company. LTG (Ret.) Melcher offers the perspective of a seasoned executive with extensive experience and expertise in the areas of domestic and international business, program management, strategy development, finance and information technology.

Proposal 1: Election of directors
Directors whose terms expire at the 2026 annual
stockholder meeting
Milton M. Morris, Ph.D.
Former Chairman and Chief Executive Officer, Neuspera Medical, Inc.

Age: 54 Director Since: 2022 Independent: Yes Committees: • Compensation and Management Development • Technology, Quality and Regulatory Other Public Directorships: • Myomo, Inc. • Nordson Corporation
Dr. Morris is a medical device C-Suite Executive and a public/private company independent board member. He most recently led Neuspera Medical, Inc.(“Neuspera”), as Chairman and CEO. Prior to joining Neuspera, Dr. Morris was the Senior Vice President of Research & Development and Emerging Therapies at Cyberonics, Inc. (now LivaNova, PLC). Previously, Dr. Morris held several positions of increasing responsibility at Guidant Corporation (“Guidant”) and its successor, Boston Scientific Corporation (“Boston Scientific”), including Principal Research Scientist, Director, Research & Development and Director, Marketing. Prior to joining Guidant, Dr. Morris worked as a Research Assistant in the Medical Computing Laboratory at the University of Michigan in collaboration with the electrophysiology group at the University of Michigan hospital and the Michigan Heart and Vascular Institute.

Dr. Morris is a member of the Board of Directors of Myomo, Inc. (NYSE: MYO) and of Nordson Corporation (NASDAQ: NDSN). Dr. Morris serves on the Board of Trustees for Northwestern University, where he chairs the Northwestern Medicine Committee, and is a Fellow in the American Institute for Medical and Biological Engineering, where he was inducted for contributions to developing and commercializing innovations in bioelectronic medicine.

Education

Dr. Morris holds a Master of Business Administration from Northwestern University’s Kellogg School of Management, a Master’s and Ph.D. in Electrical Engineering from the University of Michigan and a Bachelor of Science in Electrical Engineering from Northwestern University.

Qualifications, Skills and Experience

Dr. Morris brings to the Board his leadership experience in the medical industry, his expertise in developing and successfully launching new medical device products, and his deep knowledge of the medical field. Dr. Morris also has extensive experience in global business, operations and manufacturing, strategy and innovation, payer and medical reimbursement, risk and crisis management and regulatory and compliance matters, as well as experience with institutional investors.

Proposal 1: Election of directors
Claire Pomeroy, M.D.
President, The Albert and Mary Lasker Foundation

Age: 69

Director Since: 2022

Independent: Yes

Committees:
•
Corporate Governance and Nominating
(Chair)
•
Technology, Quality
and Regulatory

Other Public
Directorships:
•
Haemonetics
Corporation

Former Public
Directorships
(last 5 years):
•
Becton, Dickinson
and Company

Dr. Pomeroy has served since 2013 as President of the Albert and Mary Lasker Foundation, a private foundation that seeks to improve health by accelerating support for medical research through recognition of research excellence, public education and advocacy. Prior thereto, she served as Dean and Vice Chancellor of the University of California, Davis School of Medicine. She is an elected member of the National Academy of Medicine.

Dr. Pomeroy is a member of the Board of Directors of Haemonetics Corporation (NYSE: HAE). Dr. Pomeroy also serves on the Board of Directors of the Sierra Health Foundation, Center for Women in Academic Medicine and Science, iBiology/Science Communication Lab, Science Philanthropy Alliance, Geisinger School of Medicine, and Morehouse School of Medicine.

Education

Dr. Pomeroy holds a Bachelor’s degree in Biomedical Sciences and Doctor of Medicine (M.D.) from the University of Michigan, as well as a Master of Business Administration from the University of Kentucky.

Qualifications, Skills and Experience

Dr. Pomeroy is an expert in infectious diseases, with broad experience in areas of healthcare delivery, health system administration, payer and medical reimbursement, higher education, medical research and public health. She brings to the Board important perspectives on patient care services, global health and health policy.

Proposal 1: Election of directors
Karen N. Prange
Industrial Advisor, EQT Group and Former Executive Vice President and Chief Executive Officer, Global Animal Health, Medical and Dental Surgical Group of Henry Schein, Inc.

Age: 60

Director Since: 2022

Independent: Yes

Committees:
•
Compensation and
Management Development (Chair)
•
Audit

Other Public
Directorships:
•
AtriCure, Inc.
•
Nevro Corp.

Former Public
Directorships
(last 5 years):
•
Cantel Medical Corporation
•
ViewRay, Inc.

Ms. Prange was most recently Executive Vice President and Chief Executive Officer for the Global Animal Health, Medical and Dental Surgical Group at Henry Schein, Inc. (“Henry Schein”) and a member of its Executive Committee from 2016 to 2018. In this role, she led a business that generated over $6 billion of revenue across three different business units, growing the business to above-market levels in all business segments. Prior to her role at Henry Schein, she was Senior Vice President of Boston Scientific and President of its Urology and Pelvic Health business and served as General Manager of the Micrus Endovascular and Codman Neurovascular business at Johnson & Johnson Company. In addition to general management roles, Ms. Prange has extensive experience in commercial and operational roles, including managing innovation pipelines and acquiring and integrating companies. Ms. Prange currently serves on the board of AtriCure, Inc. (NASDAQ: ATRC), Nevro Corp (NYSE: NVRO) and WS Audiology A/S. She has also served as Industrial Advisor to EQT Group, a global investment organization, since March 2020.

Education

Ms. Prange earned her Bachelor of Science in Business Administration with honors from the University of Florida and has completed executive education coursework at UCLA Anderson School of Business and Smith College.

Qualifications, Skills and Experience

Ms. Prange brings to the Board her public company governance experience and leadership experience in the medical industry, as well as extensive global business, strategy and innovation, payer and medical reimbursement, risk management, ESG and regulatory and compliance experience.

Proposal 1: Election of directors
David J. Albritton
Founder and Chief Executive Officer, Nineteen88 Strategies

Age: 58 Director Since: 2022 Independent: Yes Committees: • Corporate Governance and Nominating • Technology, Quality and Regulatory
Mr. Albritton is the founder and Chief Executive Officer of Nineteen88 Strategies, an executive coaching and consulting firm. He has also served as Managing Director of CRA Admired Leadership, a private consultancy firm specializing in leadership development, strategic communication, and custom research, since January of 2024. Prior to that, Mr. Albritton served most recently as Vice President, Communications, Worldwide Public Sector and Vertical Industries, at Amazon Web Services, and previously spent five years at GM, most recently as President for GM Defense. Mr. Albritton began at GM following the sale of Exelis Inc. (“Exelis”) to Harris Corporation in 2015. He was Exelis’ Vice President and Chief Communications Officer, a role he assumed upon its spinoff from ITT Corporation in 2011. He joined Exelis, then ITT Defense & Information Solutions, in November 2008 as the Vice President of Communications. Prior to that, he was Director of Media Relations in the Global Business Development and Government Relations office for Raytheon Company and has also held senior communications positions with United Way of America, Hewlett-Packard Company/Compaq Computer Corporation and Sears, Roebuck and Co.

Early in his career, Mr. Albritton spent ten years as an officer in the U.S. Navy and served in the Pentagon as an official Navy Spokesman on the Navy News Desk and as the Flag Lieutenant/Aide for the U.S. Navy’s Chief of Information. He also served aboard USS Portland (LSD 37) during Operations Desert Shield and Desert Storm.

Education

Mr. Albritton holds a Bachelor of Science in General Engineering from the U.S. Naval Academy in Annapolis, MD, as well as a Master of Science in Management from the Naval Postgraduate School in Monterey, CA. He has also completed executive education courses at Harvard University, Stanford University and the Wharton School of Business of University of Pennsylvania. He received his International Coaching Federation (ICF)-certified executive coach training through Georgetown University’s Institute for Transformational Leadership.

Qualifications, Skills and Experience

Mr. Albritton brings to the Board his extensive experience in executive leadership, global business, strategy and innovation, cybersecurity and crisis management, as well as his communications expertise.

Proposal 1: Election of directors
Carrie L. Anderson
Executive Vice President and Chief Financial Officer, The Campbell’s Company

Age: 56 Director Since: 2022 Independent: Yes Committees: • Audit • Corporate Governance and Nominating
Ms. Anderson is the Executive Vice President and Chief Financial Officer for The Campbell’s Company (NASDAQ: CPB) (“Campbell’s”). Prior to joining Campbell’s in 2023, Ms. Anderson served as Executive Vice President and Chief Financial Officer for Integra LifeSciences Holdings Corporation (NASDAQ: IART) (“Integra”). Prior to joining Integra in June 2019, she was Vice President and Controller of Dover Corporation (“Dover”). Previously, she was Chief Financial Officer of Dover’s Engineered Systems and initially joined Dover in October 2011 as Chief Financial Officer of Dover Printing and Identification. Prior to Dover, Ms. Anderson spent six years as Vice President and Chief Financial Officer of Delphi Product & Service Solutions, a division of Delphi Corporation. While at Delphi, she also held finance leadership positions at three other global operating divisions of Delphi. Ms. Anderson started her career with The General Motors Company.

Education

Ms. Anderson holds a Bachelor of Science in chemical engineering from Purdue University and earned her Master of Business Administration from Ball State University.

Qualifications, Skills and Experience

Ms. Anderson brings to the Board her financial expertise, life sciences experience and experience working with large, diversified global manufacturing companies, as well as her extensive experience in executive leadership, strategy and innovation, risk and crisis management, consumer/retail, ESG and experience with institutional investors.

Proposal 1: Election of directors
Christopher R. Reidy
Retired Executive Vice President, Chief Administrative Officer and Chief Financial Officer, Becton, Dickinson and Company

Age: 68 Director Since: 2022 Independent: No Committees: • Technology, Quality and Regulatory (Chair) Other Public Directorships: • Encompass Health Corporation
Mr. Reidy retired from BD in 2022, where he served as Executive Vice President, Chief Administrative Officer. He served as Executive Vice President, Chief Financial Officer of BD from July 2013 to September 2021. Prior to BD, Mr. Reidy served at ADP Corporation as Corporate Vice President and Chief Financial Officer for six years. Prior to ADP, Mr. Reidy served as Chief Financial Officer at NBA Properties, Inc., Vice President, Controller, Chief Accounting Officer and held division-level Chief Financial Officer roles at AT&T Corporation and was an audit partner at Deloitte & Touche LLP. Mr. Reidy currently serves on the Board of Directors of Encompass Health Corporation (NYSE: EHC) and is the Chair of its Audit Committee and a member of its Nominating and Governance Committee. He also sits on the Board of Directors of the Atlantic Health System and is a member of its Executive Committee and Chair of its Finance & Investment Committee.

Education

Mr. Reidy, a certified public accountant, earned a Bachelor’s degree in Accounting from St. Francis College and a Master of Business Administration from Harvard Business School.

Qualifications, Skills and Experience

Mr. Reidy brings to the Board his financial expertise and leadership experience in the medical device industry, as well as extensive experience with medical device technology, global business, operations and manufacturing, strategy and innovation, payer and medical reimbursement, risk and crisis management, consumer/retail, ESG and institutional investors.

Proposal 1: Election of directors
Board refreshment and diversity
The Board regularly assesses its composition to ensure it has the right mix of skills and experiences in light of Embecta’s strategy and the current and future needs of the Board. The Governance Committee undertakes a robust review before recommending the renomination of any sitting director, including a director’s effectiveness during the past year and the needs of the Board going forward in the context of Embecta’s strategy. Our Corporate Governance Principles state that Board members should not expect that, once elected, they will necessarily be renominated to the Board.
The Board also believes that having members with a diverse mix of viewpoints, insights and perspectives is critical to board effectiveness, and seeks to have the Board composed of directors that collectively possess a wide range of relevant business and financial expertise, industry knowledge, management experience and prominence in areas of importance to Embecta. The Board believes that gender, minority and LGBTQ+ representation is an important element in achieving the broad range of perspectives that the Board seeks among its members and is also important for promoting the culture of inclusion and diversity at Embecta. To that end, it is the policy of the Board that diverse candidates be included in any candidate pool from which new directors are selected.
Director nomination process
Role of the Governance Committee

1 Review of the Composition of the Board
The Governance Committee reviews potential director candidates and recommends nominees for director to the full Board for its consideration based on the Governance Committee’s assessment of the overall composition of the Board.

2 Consideration of Referrals from Various Sources
It is the Governance Committee’s policy to consider referrals of prospective director nominees from other Board members and management, as well as stockholders and other external sources, such as retained executive search firms. The Governance Committee seeks to identify a diverse range of qualified candidates and utilizes the same criteria for evaluating candidates, irrespective of their source.

3 Consideration of Director Qualifications
When considering potential director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of Embecta’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. The Governance Committee believes that any nominee for director that it recommends must meet the following minimum qualifications:
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Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.
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Candidates should demonstrate a commitment to devote the time required for Board duties, including, but not limited to, attendance at meetings.
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Candidates should be team-oriented and committed to the interests of all stockholders as opposed to those of any particular constituency.

4 Assessment and Nomination of Candidates
The Governance Committee assesses the characteristics and performance of incumbent director nominees against the above criteria as well, and, to the extent applicable, considers the impact of any change in the principal occupations of such directors during the last year. Upon completion of its assessment, the Governance Committee reports its recommendations for nominations to the full Board.

Proposal 1: Election of directors
Our CoI provides that until the 2026 annual stockholder meeting, Embecta’s Board will be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. Our Board currently consists of nine members, each serving as either Class I, Class II or Class III directors. The Class III directors are Messrs. Robert (Bob) J. Hombach and Devdatt (Dev) Kurdikar and LTG (Ret.) David F. Melcher, each of whom is currently serving a term expiring at the 2025 Annual Meeting and has been nominated for a term expiring at the 2026 annual stockholder meeting at the 2025 Annual Meeting. Mr. David J. Albritton, Ms. Carrie L. Anderson and Mr. Christopher R. Reidy, the Class I directors, and Dr. Milton M. Morris, Dr. Claire Pomeroy and Ms. Karen N. Prange, the Class II directors, are each currently serving a term expiring at the 2026 annual stockholder meeting. Commencing with the 2026 annual stockholder meeting, directors will be elected annually and for a term of office to expire at the next annual stockholder meeting, and the Board will thereafter no longer be divided into classes.
Stockholder recommendations
To recommend a director nominee candidate for consideration by the Governance Committee, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Corporate Secretary, Embecta Corp., 300 Kimball Drive, Ste 300, Parsippany, New Jersey 07054.
Proxy access nominations
Embecta has a “proxy access” by-law, which permits eligible stockholders to nominate director candidates for inclusion in Embecta’s proxy statement and proxy card. Our proxy access by-law provides that a stockholder (or a group of up to 20 stockholders) owning 3% or more of Embecta’s outstanding common stock for at least three years can nominate up to two individuals or 20% of the Board, whichever is greater, for election at an annual meeting of stockholders, subject to the relevant requirements in our Amended and Restated By-Laws (“By-Laws”).
Director retirement policy; term limits
It is Embecta’s policy that directors must retire from the Board effective at the conclusion of the annual meeting of stockholders following their 75th birthday. Under special circumstances, the Board may approve exceptions to this policy. The Board believes, however, that any exceptions should be rare. Prior to a director’s 72nd birthday, the Governance Committee will begin discussions with the director regarding the director’s tenure and skills, the director’s anticipated future contributions to the Board, and the Board’s composition and needs going forward to determine whether the director’s continued service until the mandatory retirement age of 75 is appropriate.

Proposal 1: Election of directors
Corporate governance
The Board and committees of the Board
Embecta is governed by the Board. The Board has established four operating committees (the “Committees”) that meet regularly: the Audit Committee; the Compensation and Management Development Committee (the “Compensation Committee”); the Governance Committee; and the Technology, Quality and Regulatory Committee (the “TQR Committee”).

Governance Materials

The following materials related to corporate governance at Embecta are available at investors.embecta.com/corporate-governance/documents-charters.

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Corporate Governance Principles
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Charters of the Audit, Compensation, Governance and TQR Committees

Printed copies of these documents, Embecta’s 2024 Annual Report of Stockholders, and Embecta’s reports to, and statements filed with or furnished to, the Securities and Exchange Commission (“SEC”) may be obtained, without charge, by contacting the Corporate Secretary, Embecta Corp., 300 Kimball Drive, Ste 300, Parsippany, New Jersey 07054; telephone 201-847-6880 or 862-401-0000.

Committee membership and function
Set forth below are the members of each Committee, a summary description of each Committee’s areas of oversight and the number of meetings held by each committee during fiscal year 2024.
Audit Committee

Members Bob J. Hombach (Chair) Karen N. Prange Carrie L. Anderson Meetings in 2024: 4
Principal Responsibilities:

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Retains and reviews the qualifications, independence and performance of Embecta’s independent auditors.
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Reviews Embecta’s public financial disclosures and financial statements, and its accounting principles, policies and practices; the scope and results of the annual audit by the independent auditors; Embecta’s internal audit process; and the effectiveness of Embecta’s internal controls over financial reporting and disclosure controls and procedures.
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Reviews Embecta’s guidelines and policies relating to enterprise risk assessment and management, including financial risk and cybersecurity and data privacy risk exposures.
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Oversees Embecta’s ethics and enterprise compliance programs.
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Reviews financial strategies regarding currency, interest rate exposure and use of derivatives, and reviews Embecta’s insurance program.

The Board has determined that each member of the Audit Committee meets Nasdaq’s independence and financial literacy requirements for audit committee members. The Board also has determined that each of Mr. Hombach, Ms. Prange and Ms. Anderson qualifies as an “audit committee financial expert” under the rules of the SEC.

Proposal 1: Election of directors
Compensation and Management Development Committee

Members Karen N. Prange (Chair) Bob J. Hombach Dr. Milton M. Morris Meetings in 2024: 5
Principal Responsibilities:

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Reviews Embecta’s compensation and benefits practices and policies, recommends the compensation of Embecta’s CEO to the independent members of the Board and approves the compensation of Embecta’s other executive officers.
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Approves all employment, severance and change in control arrangements applicable to our executive officers.
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Serves as the granting and administrative committee for Embecta’s equity compensation plans.
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Oversees Embecta’s policies and strategies relating to senior management succession, pay equity, inclusion and diversity and human capital management in general.
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Reviews initiatives designed to accelerate development and readiness of current and future senior management.
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Oversees certain other Embecta benefit plans.

The Board has determined that each member of the Compensation Committee meets Nasdaq’s independence requirements for compensation committee members. Each member also qualifies as a “non-employee director” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Process for determining executive compensation
The Compensation Committee oversees the compensation program for the executive officers named in the Summary Compensation Table on page 50 and for Embecta’s other executive officers. The Compensation Committee recommends compensation actions regarding the CEO to the other independent directors of the Board for approval and has the authority to take compensation actions with respect to Embecta’s other executive officers, as discussed below. The Compensation Committee may not delegate these responsibilities to another Committee or members of management.
Role of management
The Compensation Committee’s meetings are typically attended by Embecta’s CEO, its Chief Human Resources Officer and other Embecta employees who support the Compensation Committee in fulfilling its responsibilities. The Compensation Committee considers management’s views on compensation matters, including the performance metrics and targets for Embecta’s performance-based compensation. Management also provides information (which is reviewed by our Internal Audit department and the Audit Committee) to assist the Compensation Committee in determining the extent to which performance targets have been achieved. This includes any recommended adjustments to Embecta’s operating results when assessing Embecta’s performance in connection with performance-based incentives. The CEO and Chief Human Resources Officer work with the Compensation Committee chair in establishing meeting agendas.
Role of the independent consultant
The Compensation Committee is assisted in fulfilling its responsibilities by its independent consultant, Korn Ferry. Korn Ferry is engaged by, and reports directly to, the Compensation Committee. The Compensation Committee evaluated Korn Ferry’s independence under the procedures set forth in the Nasdaq listing requirements and has not identified any conflict of interest on the part of Korn Ferry or any factor that would otherwise impair the independence of Korn Ferry relating to the services performed by Korn Ferry for the Compensation Committee. Since the separation from BD (the “Separation”) and during fiscal year 2024, no other consultant was used by the Compensation Committee with respect to compensation of Embecta’s executive officers.

Proposal 1: Election of directors
Commencing in fiscal year 2022, the Compensation Committee engaged Korn Ferry to advise management and the Compensation Committee with respect to the Company’s compensation programs, and to undertake various related studies and projects. During fiscal year 2024, the Compensation Committee evaluated Korn Ferry’s independence pursuant to SEC and Nasdaq requirements and determined that no conflicts of interest arose from the work to be performed by Korn Ferry.
In its role as the Compensation Committee’s independent consultant, Korn Ferry:
•	reviewed materials prepared for the Compensation Committee by management,
•	provided market comparison data and other materials requested by the Compensation Committee,
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assisted the Compensation Committee in the design and implementation of Embecta’s compensation program, including the selection of the key elements of the program, setting of targeted payments for each element, and establishment of performance targets,

•	assisted the Compensation Committee in conducting a risk assessment of Embecta’s compensation program (in particular, our performance-based programs),
•	made recommendations regarding the compensation of Embecta’s CEO,
•	reviewed and advised on compensation disclosures and proxy stockholder considerations,
•	identified and recommended to the Compensation Committee a compensation benchmarking peer group,
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conducted an annual review of the compensation practices of select peer companies, and advised the Compensation Committee with respect to the competitiveness of Embecta’s compensation program in comparison to industry practices, and identified any trends in executive compensation, and

•	attended Compensation Committee meetings.
Setting compensation
On an annual basis, the independent directors conduct a review of the CEO’s performance. The independent directors then meet in executive session to set the compensation of the CEO after considering the results of its review, market comparison data and the recommendations of the Compensation Committee. The CEO does not play a role in determining or recommending CEO compensation, and is not present during voting or deliberations on his compensation.
The Compensation Committee is responsible for determining the compensation of Embecta’s other executive officers. The CEO reviews the performance of the other executive officers with the Compensation Committee and makes compensation recommendations for its consideration. The Compensation Committee determines the compensation for these executives, in consultation with Korn Ferry, after considering the CEO’s recommendations, executive performance and market comparison data regarding compensation levels for comparable positions at peer companies.
The Board has delegated responsibility for formulating recommendations regarding non-employee director compensation to the Governance Committee, as discussed in “Non-management director compensation” below.

Proposal 1: Election of directors
Corporate Governance and Nominating Committee

Members Dr. Claire Pomeroy (Chair) Carrie L. Anderson David J. Albritton Meetings in 2024: 4
Principal Responsibilities:

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Identifies and recommends candidates for election to the Board.
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Reviews and recommends for appointment certain corporate officers.
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Reviews and recommends the composition, structure and function of the Board and its Committees, as well as the compensation of non-employee directors.
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Monitors Embecta’s corporate governance and Board practices and oversees the Board’s self-evaluation process.
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Oversees Embecta’s process and practices relating to the management and oversight of environmental, sustainability, health and safety, inclusion and diversity, political activities, corporate responsibility and other public policy or social matters relevant to Embecta (“ESG matters”).

The Board has determined that each member of the Governance Committee meets Nasdaq’s independence requirements.
Technology, Quality and Regulatory Committee

Members Christopher R. Reidy (Chair) Dr. Claire Pomeroy David J. Albritton Dr. Milton M. Morris Meetings in 2024: 4
Principal Responsibilities:

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Oversees the quality and competitiveness of Embecta’s product portfolio, including new product development and innovation, research and development activities, quality systems and regulatory compliance matters.
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Reviews with management Embecta’s key innovation activities, new product development and commercialization programs, including:
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Progress against program objectives;
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Organizational integration and capabilities; and
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Potentially disruptive trends in technology, medical practice and the external environment.
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Reviews and evaluates the combined capabilities of Embecta’s quality assurance, regulatory affairs and clinical and medical affairs functions and technological aspects of new and existing products and services as they relate to quality, safety, and cybersecurity.

Compensation Committee Interlocks and Insider Participation
Ms. Prange, Mr. Hombach and Dr. Morris served as members of the Compensation Committee during the year ended September 30, 2024. None of the members of the Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or on a compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Proposal 1: Election of directors
Board leadership structure
The Board seeks to achieve the best board leadership structure for the effective oversight and management of Embecta’s affairs. The Board believes there is no single, generally accepted approach to providing effective board leadership, and that each leadership structure must be considered in the context of the individuals involved and the specific circumstances facing a company. Accordingly, what the Board believes is the right board leadership structure for Embecta may vary over time as circumstances warrant.
The Board does not have a policy on whether the roles of the Chairman of the Board and the Chief Executive Officer should be separate or combined, or, if they are to be separate, whether the Chairman of the Board should be selected from the independent directors. The Board believes it is important to retain the flexibility to allocate the responsibilities of the offices of the Chairman of the Board and the Chief Executive Officer in such a manner as the Board considers to be in the best interests of Embecta at the time, considering the individuals involved and the specific circumstances facing Embecta.
The Corporate Governance Principles provide for the appointment by the independent directors of a Lead Director from among the Board’s independent directors whenever the Board Chair is not independent. The Lead Director role would allow the non-employee directors to provide effective, independent Board leadership and oversight of management, including risk oversight. Under the Corporate Governance Principles, the Lead Director will (i) serve as liaison between the Board Chair and the independent directors; (ii) approve information sent to the Board; (iii) approve meeting agendas for the Board; (iv) approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; (v) have the authority to call meetings of the independent directors; and (vi) if requested by major stockholders, ensure that he or she is available for consultation and direct communication. Our current Chairman of the Board, LTG (Ret.) David F. Melcher, is independent under the Nasdaq rules and our director independence guidelines contained in the Corporate Governance Principles.
Director independence
Under the Nasdaq rules and our Corporate Governance Principles, a director is not independent if the director has a direct or indirect material relationship with Embecta (other than his or her relationship as a director and equity ownership positions in Embecta) or a relationship with Embecta or its management that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Governance Committee reviews and makes recommendations to the Board for action regarding the independence of directors. The Board affirmatively determines each director’s independence on an annual basis (including for purposes of membership on the Audit, Compensation, and Governance Committees) based on applicable requirements of the SEC, Nasdaq and the Corporate Governance Principles. To assist in this review, the Board has adopted independence guidelines contained in the Corporate Governance Principles. Former and current relationships of a director with BD are also analyzed to determine the independence of directors and may result in the conclusion that a current or former relationship with BD is disqualifying for independence purposes. The determination of whether a director’s relationship with Embecta would interfere with the exercise of independent judgment in carrying out the responsibilities of a director will be made by the independent directors, excluding the director with the relationship.
The Board has determined that seven of our directors serving on the Board, LTG (Ret.) David F. Melcher, Mr. David J. Albritton, Ms. Carrie L. Anderson, Mr. Robert (Bob) J. Hombach, Dr. Milton M. Morris, Dr. Claire Pomeroy and Ms. Karen N. Prange, are independent under the Nasdaq rules and our independence guidelines. Mr. Devdatt (Dev) Kurdikar, an employee of Embecta, and Mr. Christopher R. Reidy, who was employed by BD until his retirement in 2022, are not independent.
In determining the independence of our directors other than Messrs. Kurdikar and Reidy, the Board reviewed any transactions or other dealings by Embecta with organizations with which a director has a relationship, such as service as an employee of an organization or as a member of its governing or

Proposal 1: Election of directors
advisory board. Based on its review, the Board determined that there were no such transactions or dealings in fiscal year 2024 that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director occurred in fiscal year 2024.
Related person transactions
Throughout fiscal year 2024, Embecta did not engage in any transactions with related persons (as defined under applicable SEC rules) meeting the requirements for disclosure in this proxy statement. Each year, our directors, director nominees and executive officers complete a questionnaire designed to elicit information about potential related person transactions. The Governance Committee is responsible for the review and approval or ratification of transactions, arrangements or relationships in which Embecta is a participant and in which related persons have, or will have, a direct or indirect material interest pursuant to the Corporate Governance Principles. The Governance Committee will approve only those transactions that it determines in its business judgment are fair and reasonable to Embecta and in (or not inconsistent with) the best interests of Embecta and its stockholders and that do not impact a director’s independence, in accordance with Embecta’s Related Person Transactions Policy.
Insider trading arrangements and policies
We have adopted an insider trading policy (the “Insider Trading Policy”) governing the purchase, sale and other dispositions of our securities, including by our directors, officers and employees and by Embecta. The Insider Trading Policy prohibits, among other things, insider trading and certain speculative transactions in our securities (including short sales, transacting in put and call options and other hedging or derivative transactions in our securities) and establishes a regular blackout period schedule during which directors, executive officers and employees may not trade in the Company's securities, as well as certain pre-clearance procedures that directors and certain officers, employees and other covered persons must observe prior to effecting any transaction in our securities. We believe the Insider Trading Policy is reasonably designed to promote compliance with applicable insider trading laws, rules and regulations, as well as Nasdaq listing standards. The foregoing description of our Insider Trading Policy is qualified in its entirety by reference to the full text of the Insider Trading Policy, filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2024, filed with the SEC on December 11, 2024.
Executive sessions of independent directors
The independent directors meet in executive session as a matter of course at each regular meeting of the Board. Mr. Reidy generally will participate in such meetings, but at least once per year there is an executive session consisting only of independent directors.

Proposal 1: Election of directors
Board’s oversight of risk
Role of the board and committees

BOARD
The full Board reviews the risks associated with Embecta’s strategic plan and discusses the appropriate levels of risk in light of Embecta’s business objectives. This is done through an annual strategy review process, and from time to time throughout the year as part of the Board’s ongoing review of corporate strategy. The full Board also regularly oversees other areas of potential risk, including Embecta’s capital structure, significant acquisitions and divestitures, and succession planning for Embecta’s CEO and other members of senior management.

COMMITTEES
The Committees are responsible for monitoring and reporting to the full Board on risks associated with their respective areas of oversight. In connection with its oversight responsibilities, each Committee often meets with the members of management who are primarily responsible for the management of risk in their respective areas, including, among others, Embecta’s Chief Financial Officer (“CFO”), Chief Human Resources Officer, General Counsel, Chief Technology Officer, Internal Audit and compliance officers.

Audit Committee	Corporate Governance and Nominating Committee
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Oversees Embecta’s enterprise risk management (“ERM”) activities.
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Oversees Embecta’s accounting and financial reporting processes and the integrity of Embecta’s financial statements, cybersecurity and data privacy risk exposure, Embecta’s ethics and compliance program (including the Ethics Helpline) and its insurance coverages.

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Oversees risks relating to Embecta’s corporate governance practices, including director independence, related person transactions and conflicts of interest, and crisis management, as well as the process and practices relating to the management and oversight of ESG matters.

Compensation and Management Development Committee	Technology, Quality and Regulatory Committee
• Oversees risks associated with Embecta’s compensation practices and programs and human capital management.	• Oversees risks associated with product development, safety and innovation, research and development activities, quality systems, and regulatory compliance matters.

MANAGEMENT
Embecta’s management engages in an ERM process to identify, assess, manage and mitigate a broad range of risks across Embecta’s businesses, regions and functions, and to ensure alignment of our risk assessment and mitigation efforts with Embecta’s corporate strategy. Senior management reviews the results of its ERM activities with the Audit Committee at least once a year, including the process used within the organization to identify risks, management’s assessment of the significant categories of risk faced by Embecta (including any changes in such assessment since the last review), and management’s plans to mitigate potential exposures. The significant risks identified through Embecta’s ERM activities and the related mitigation plans are also reviewed with the full Board at least once a year. In addition, certain risks (such as cybersecurity) are frequently reviewed in depth with both the Audit Committee and/or the full Board.

Proposal 1: Election of directors
Specific risk oversight
Compensation programs
With respect to our compensation policies and practices, Embecta’s management and the Compensation Committee, with Korn Ferry’s assistance, have reviewed our policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on Embecta. In connection with this risk assessment, management reviewed the design of Embecta’s compensation programs (in particular, our performance-based compensation programs) and related policies, potential risks that could be created by the programs, and features of our programs that help mitigate risk. Among the factors considered were the mix of cash and equity compensation, and of fixed and variable compensation, paid to our employees; the balance between short- and long-term objectives in our incentive compensation; the performance targets, mix of performance metrics, vesting periods, threshold performance requirements and funding formulas related to our incentive compensation; the degree to which programs are formulaic or provide discretion to determine payout amounts; caps on payouts; our clawback and share retention and ownership policies; and our general governance structure. Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Embecta.
Cybersecurity
Embecta relies on industry-standard software applications, information technology (“IT”), computing infrastructure, and cloud service providers to perform essential operations. Many of these systems are managed, hosted, provided, or utilized by third parties, including BD, to support our business activities. Embecta utilizes the ISO 27001 framework, which incorporates the National Institute of Standards and Technology and Center for Internet Security frameworks, and various risk management frameworks to proactively evaluate its cybersecurity controls, risks, and overall program effectiveness.
Cybersecurity risk management is integrated into our broader ERM framework to promote a Company-wide culture of awareness and proactive risk management. Our ERM framework is overseen by the Audit Committee and the Board. Our Chief Information Officer (“CIO”) and Vice President of IT Infrastructure and Security (“VP IT”) are responsible for updating the Audit Committee and the Board on Embecta’s cybersecurity risks. The Audit Committee receive updates on cybersecurity-related topics throughout the year, including any major cybersecurity incidents. Additionally, the Board receives periodic updates on information security and cybersecurity matters from our CIO and VP IT. As part of our risk management process, we engage external providers to conduct periodic internal and external penetration testing and security assessments.
Additional information on Embecta’s cybersecurity risk management and governance is contained in the section titled “Part 1. Item 1C. Cybersecurity” of Embecta’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024.
Product quality and patient safety
The TQR Committee provides oversight of matters relating to regulatory compliance and the quality and safety of Embecta’s products and services. The TQR Committee receives in-depth updates from Embecta’s management on the overall quality strategy and the systems in place to monitor the quality and safety of Embecta’s products and services, the quality internal audit program and the results of product quality and quality system assessments by Embecta and external regulators (and Embecta’s response to such assessments), and the processes and procedures relating to compliance with relevant laws and regulations. Management provides updates to the TQR Committee on significant risks and developments in the global regulatory environment and significant product quality, safety or regulatory registration or compliance issues. The TQR Committee also reviews product quality, safety or regulatory registration or compliance risks identified in connection with acquisitions and the related integration plans for such businesses. The full Board receives periodic updates on product quality and safety risks for the users of our products.

Proposal 1: Election of directors
ESG
At the Board level, the Governance Committee oversees the processes and practices relating to management and oversight of ESG matters, as described in the Governance Committee’s charter. Relevant Board Committees provide input throughout the year, and the full Board receives updates on ESG strategy and its progress.
At the management level, Embecta has an Enterprise Risk Committee (“ERC”) that provides oversight of Embecta’s ERM program and its progress towards priority ESG matters. The ERC consists of a cross-functional group of management, including members of the ESG Working Group, a group of leaders from across Embecta tasked with shaping and driving the ESG strategy, and works with various internal operating committees that are executing on Embecta’s ESG strategy in order to monitor and ensure accountability towards Embecta’s ESG goals, some of which are incorporated into its compensation metrics. The ERC is also responsible for reporting to the Board and the Committees and overseeing external and internal reporting on ESG matters.
As part of the Separation, Embecta started to develop its standalone multi-year strategy to advance ESG initiatives, which included evaluation and assessment, recognizing that Embecta’s risks and impacts are different from those of BD. This evaluation phase commenced with a Sustainability Materiality Assessment (completed in September 2022) and an internal review of the United Nations Sustainable Development Goals (UNSDGs) and their relevance to Embecta. After completing the materiality assessment in late 2022, our ESG team presented to our management and Board our strategic focus areas around which we will monitor and report. Our ESG strategic focus areas are: (i) improving the lives of people living with diabetes; (ii) supporting our team; (iii) better for our planet; and (iv) responsible operations. In 2023, Embecta’s ESG strategy centered on Embecta’s commitment to delivering its products and solutions responsibly and with a view toward how its business impacts the broader communities in which it operates, and continued to evolve alongside Embecta’s business.
Diversity, Equity and Inclusion
Embecta engages a workforce that reflects the communities it operates in. Our workforce possesses a broad range of thoughts and experiences, starting with a diverse leadership team and Board. Our commitment to diversity, equity, and inclusion is embedded in our values. We believe that diversity of our teams makes us better at identifying opportunities and solving problems. We are committed to creating and sustaining an environment where everyone brings their authentic selves to work, to help us fulfill our mission of making life better for people with diabetes.
Pay equity
Embecta is committed to compensating its employees fairly and equitably. We take a proactive approach to pay equity and continually monitor our compensation program and policies to ensure fair outcomes. Where necessary and appropriate, we take action and make pay adjustments to address any inconsistencies.
We believe that pay equity is critical to our success in supporting a global, diverse, and inclusive workforce.
Note about website and ESG reports
The reports mentioned above, or any other information from the Embecta website, are not part of, or incorporated by reference into this proxy statement. Some of the statements and reports contain cautionary statements regarding forward-looking information that should be carefully considered. Our statements and reports about our objectives may include statistics or metrics that are estimates, make assumptions based on developing standards that may change, and provide aspirational goals that are not intended to be promises or guarantees. The statements and reports may also change at any time, and we undertake no obligation to update them, except as required by law.

Proposal 1: Election of directors
Code of conduct
Embecta maintains a Code of Conduct that is applicable to all directors, officers and associates of Embecta, including our CEO, CFO, principal accounting officer and other senior financial officers. It sets forth Embecta’s policies and expectations on several topics, including conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of Embecta’s assets, and business ethics. The Code of Conduct also sets forth procedures for addressing any potential conflict of interest (or the appearance of a conflict of interest) involving directors or executive officers, and for the confidential communication and handling of issues regarding accounting, internal control and auditing matters. Every Embecta associate is required to complete annual training on the Code of Conduct.
Embecta also maintains Ethics Helpline telephone numbers and an online reporting tool for Embecta associates as means of raising concerns or seeking advice. The Ethics Helpline is available to associates in the U.S., China and Ireland and the online reporting tool is available to associates worldwide. Associates using the Ethics Helpline and online reporting tool may choose to remain anonymous and all inquiries are kept confidential to the extent practicable in connection with the investigation of an inquiry. All Ethics Helpline inquiries are forwarded to Embecta’s ethics and compliance department for investigation. The Audit Committee is informed of any reported matters, whether through the Ethics Helpline or otherwise, that could potentially be significant to Embecta, including accounting, internal control or auditing matters, or any fraud involving management or persons who have a significant role in Embecta’s internal controls.
Waivers of any provision of the Code of Conduct are rare and may be granted only by the ethics office, in consultation with the General Counsel. Waivers for executive officers or directors may only be granted by the Board. In addition, certain amendments to the Code of Conduct, as well as any waivers from certain provisions of the Code of Conduct given to Embecta’s CEO, CFO or principal accounting officer, will be posted at the website address set forth below. To the extent required by the rules of the SEC or the Nasdaq, Embecta intends to satisfy the disclosure requirements regarding any amendment or waiver of our Code of Conduct by posting such information on our website.
The Code of Conduct is available on Embecta’s website at investors.embecta.com/corporate-governance/documents-charters. Printed copies of the Code of Conduct may be obtained, without charge, by contacting the Corporate Secretary, Embecta Corp., 300 Kimball Drive, Ste 300, Parsippany, New Jersey 07054; telephone 201-847-6880 or 862-401-0000.
Enterprise ethics and compliance
Under the oversight of the Audit Committee, Embecta’s global ethics and compliance function seeks to ensure that Embecta has a comprehensive compliance program that is designed to prevent and detect wrongdoing and continuously encourages lawful and ethical conduct. Embecta’s General Counsel, along with the Senior Director of Ethics, Compliance and Privacy, lead the global ethics and compliance function and oversee these activities to ensure effective operation and enforcement of Embecta’s ethics and compliance program. The ethics and compliance program is integrated into our global business operations. We evaluate the effectiveness of our program and adapt it periodically to ensure it is appropriately tailored to address the risks inherent in our global business.
In addition to our Code of Conduct, Embecta has a set of global policies and standards, including our Global Standards for Interactions with Healthcare Professionals, Healthcare Organizations, and Government Officials, which are designed to ensure associates have clear guidance on how to do what is right in the context of their work for Embecta. Embecta associates must comply with these Global Standards, the Embecta Code of Conduct, Embecta policies and procedures, applicable laws and regulations, and relevant industry codes (including AdvaMed, APACMed, MedTech Europe, Mecomed, and ABIMED).
Embecta associates receive information and training about the Code of Conduct, Global Standards and other policies in several ways, including periodic communications and trainings. Associates can access detailed information on our expectations through our intranet.

Proposal 1: Election of directors
Except as prohibited by applicable law, Embecta associates are obligated to report any suspected violations of laws, industry codes, the Embecta Code of Conduct or Embecta policies in accordance with Embecta’s Code of Conduct, under which all associates, vendors and other third parties working on behalf of Embecta are encouraged to ask questions, raise concerns or seek guidance in a number of ways (such as using an online reporting tool or by calling the Ethics Helpline). Embecta takes all reports of violations of laws, Embecta policies, and ethical standards seriously and will promptly, fairly, and thoroughly investigate all such reports. Embecta does not tolerate any form of retaliation against any person who in good faith reports an actual or suspected violation.
Board practices, policies and processes
Governance best practices
Embecta’s commitment to good corporate governance is embodied in our Corporate Governance Principles. The Corporate Governance Principles set forth the Board’s views and practices regarding a number of governance topics, and the Governance Committee assesses the Corporate Governance Principles on an ongoing basis in light of current practices.
The following is a summary of our significant corporate governance practices.

Corporate Governance Practices
•	Majority voting standard for election of directors
•	7 out of 9 directors are independent
•	Independent Board Chair
•	Rigorous annual board self-evaluation and director re-nomination process
•	Proxy access by-law
•	Restrictions on corporate political contributions
•	Director share ownership requirements
•	Overboarding policy
•	Annual election of directors commencing with the 2026 annual stockholder meeting

Board, Committee and annual meeting attendance
The Board met 13 times in fiscal year 2024. During fiscal year 2024, all directors attended at least 75% of the total number of meetings of the Board and the Committees on which she or he served. The Board has adopted a policy pursuant to which directors are expected to attend our annual stockholders’ meetings in the absence of a scheduling conflict or other valid reason. All of our directors attended the 2024 annual stockholder meeting.
Board self-evaluation
The Board believes a rigorous self-evaluation process is important to the ongoing effectiveness of the Board. To that end, the Board has committed to conduct an annual self-evaluation of its performance that allows directors to provide individual feedback on the Board’s composition, culture, committee structure, relationship with management, meeting agendas, oversight of strategy and risk, and other Board-related topics. The results of the self-evaluation are presented by the Chair of the Governance Committee to the full Board. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement from the prior evaluation and develops actions to be taken to enhance the Board’s effectiveness over the next year. Each Committee conducts an annual self-evaluation of its performance through a similar process.

Proposal 1: Election of directors
The Board believes it is important to periodically obtain an outside perspective on the Board’s overall functioning and effectiveness and seeks to have its annual self-evaluation facilitated by an independent outside consultant experienced in board and governance practices at least once every three years.
Director continuing education and new director orientation
To enhance and expand the Board’s knowledge of the healthcare industry and topics relevant to its oversight responsibilities, we provide our directors with continuing education presentations developed by both internal and external expert speakers. Additionally, we encourage our directors to participate in external continuing director education programs and pursue director certifications, including cybersecurity, compensation committee and directorship certifications through the National Association of Corporate Directors.
Other significant governance practices
Described below are some of the other significant corporate governance practices at Embecta.
Classified Board until the 2026 annual stockholder meeting
As described in “Director nomination process” above, our CoI provides that until the 2026 annual stockholder meeting, Embecta’s Board will be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors.
Commencing with the 2026 annual stockholder meeting, directors will be elected annually and for a term of office to expire at the next annual stockholder meeting, and Embecta’s Board will thereafter no longer be divided into classes.
Majority voting standard for election of directors
Under our By-Laws, in uncontested elections (that is, where the number of nominees does not exceed the number of directors to be elected), nominees for director must receive the affirmative vote of a majority of the votes cast in order to be elected to the Board. Any incumbent director who receives a greater number of votes “against” the director’s election than votes “for” is required to offer to submit his or her resignation to the Board following the stockholder vote. The Governance Committee will consider and recommend to the Board whether to accept the resignation offer. The Board will act on such recommendation and publicly disclose its decision within 90 days following the stockholder vote. This process allows the Board the opportunity to identify and assess the reasons for the vote, including whether the vote is attributable to dissatisfaction with a director’s overall performance or is the result of stockholder views on a particular issue. In the event of a contested election, a plurality voting standard will apply.
Political contributions
The Company prohibits the use of corporate funds and assets to support U.S. federal or state candidates, political parties, ballot measures or referendum campaigns. Exceptions to this policy require approval by the CEO, General Counsel and a designated member of the Governance Committee. To date, no exceptions have been sought or approved.
In all cases, Embecta policy prohibits directors and employees from using company resources to promote their personal political views, causes or candidates, and specifies that the Company will not directly or indirectly reimburse any personal political contributions or expenses.

Proposal 1: Election of directors
Charitable contributions approval
In furtherance of Embecta’s commitment to good governance and transparent disclosure practices, Embecta charitable contributions or pledges in an aggregate amount of $50,000 or more in any fiscal year (excluding contributions under Embecta’s Matching Gift Program) to entities with which Embecta’s directors and executive officers, or their families, are affiliated must be approved by the Governance Committee. The Governance Committee is provided on an annual basis with a report from management of the charitable contributions or pledges made by Embecta during the preceding fiscal year in an amount of $10,000 or more to entities with which Embecta’s directors and executive officers, or their families, are affiliated.
Communication with directors
Our relationship with our stockholders and their views about Embecta are important to us, and the Board recognizes the value of director engagement with Embecta’s stockholders. Stockholders or other interested parties wishing to communicate with the Board, Chairman of the Board, the independent directors as a group or any individual director may do so by mail, addressed to Corporate Secretary, Embecta Corp., 300 Kimball Drive, Ste 300, Parsippany, New Jersey 07054. For complaints or concerns, including regarding accounting, internal accounting controls or audit matters, stockholders or other interested parties may also communicate:
•	by calling the Embecta Ethics Helpline toll-free at 1-833-600-1032 from within the U.S.;
•	via the online reporting tool at embecta.ethicspoint.com; or
•	by email to compliance@embecta.com.
The Ethics Helpline and online reporting tool are both serviced by an independent third party. All communications will be kept confidential and promptly forwarded to the Chairman of the Board, who will, in turn, forward them promptly to the appropriate director(s). Such items that are unrelated to a director’s duties and responsibilities as a Board member may be excluded by our corporate security department, including, without limitation, solicitations and advertisements, junk mail, product-related communications, job referral materials and resumes, surveys, and material that is determined to be illegal or otherwise inappropriate.
Non-management director compensation
The Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors.
The key elements of Embecta’s non-management director compensation program are a cash retainer, equity compensation and Lead Director/Committee chair fees. Of the base compensation paid to non-management directors (cash retainer and equity), approximately 75% is equity-based compensation, with slight variations for committee chairs and the non-executive chair. See “Equity ownership by directors” as noted below. Management directors do not receive compensation for their service as director.

Proposal 1: Election of directors

The Governance Committee reviews the compensation of Embecta’s non-management directors and makes recommendations to the Board. The Governance Committee may not delegate these responsibilities to another Committee or members of management. For fiscal year 2024, the Governance Committee retained Korn Ferry as an independent consultant to assist in making these recommendations. Korn Ferry’s responsibilities include providing market comparison data on director compensation at peer companies, tracking trends in director compensation practices, and advising the Governance Committee regarding the components and levels of director compensation. The Governance Committee has not identified any conflict of interest on the part of Korn Ferry or any other factor that would impair Korn Ferry’s independence. Embecta management does not play any role in either recommending or determining non-management director compensation.

Cash retainer
Each non-management director currently receives an annual cash retainer of $70,000 for services as a director, which is paid in arrears quarterly, unless deferred at the election of the director in accordance with the terms of the Directors’ Deferral Plan, described below. Directors do not receive meeting attendance fees.
Annual equity award
Each non-management director elected at an annual stockholders’ meeting is granted restricted stock units with a value of $200,000 on the date of the grant. On February 7, 2024, each non-management director received a grant of 11,455 restricted stock units. The restricted stock units vest and are settled in shares of Embecta common stock at the following annual stockholders’ meeting.
Non-executive Chair/Committee chair fees
In addition to the annual fees and annual equity award described above, Embecta’s non-executive Chairman receives an annual fee of $60,000, paid in cash in arrears, and an additional annual restricted stock unit grant valued at $60,000, which will vest and be settled in shares of Embecta common stock at the following annual stockholders meeting. The chairs of the Governance Committee, Compensation Committee and TQR Committee receive an annual fee of $16,000, and the chair of the Audit Committee receives an annual fee of $20,000. Each annual fee is paid at year-end in arrears in line with our annual meeting schedule.
Equity ownership by directors
The Board believes that directors should hold meaningful equity ownership positions in Embecta to further align the interests of the non-management directors with our stockholders. To that end, a significant portion of non-management director compensation is in the form of equity awards and the Board has adopted share ownership guidelines. Under the Board’s share ownership guidelines, each non-management director is required to own shares of Embecta common stock (which includes restricted stock units) valued at five times the annual cash retainer and must comply with the guidelines within five years of joining the Board. All our non-management directors are on track to meet their ownership target.

Proposal 1: Election of directors
Directors’ Deferral Plan
Directors are eligible to participate in the 2022 Directors’ Deferral Plan (the “Directors’ Deferral Plan”). The Directors’ Deferral Plan allows non-management directors to defer receipt, in an unfunded cash account, of all or part of their annual retainer and other cash fees. The Directors’ Deferral Plan is not qualified, and participants have an unsecured contractual commitment of Embecta to pay the amounts due under the Directors’ Deferral Plan.
Other arrangements
Embecta provides non-management directors with an annual fixed stipend of $2,000 to cover travel and other business expenses incurred in the performance of their services for Embecta. Directors are reimbursed for attending director education courses and are eligible to participate in Embecta’s Matching Gift Program, pursuant to which Embecta matches charitable contributions made to qualifying nonprofit organizations, subject to the aggregate limit per participant of $5,000 per calendar year.
The following table sets forth the compensation earned or received by Embecta’s non-management directors during fiscal year 2024.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	All other compensation ($)(3)	Total ($)
David F. Melcher	130,000	260,014	2,000	392,014
David J. Albritton	70,000	200,004	2,000	272,004
Carrie L. Anderson	70,000	200,004	7,000	277,004
Christopher R. Reidy	86,000	200,004	2,000	288,004
Robert (Bob) J. Hombach	90,000	200,004	2,000	292,004
Milton M. Morris	70,000	200,004	7,000	277,004
Claire Pomeroy	86,000	200,004	7,000	293,004
Karen N. Prange	86,000	200,004	2,000	288,004

(1)
Reflects cash retainer and Committee chair fees, and for LTG (Ret.) Melcher, the non-executive Chair fee. All cash retainer and/or fees paid to Mr. Reidy were deferred pursuant to the Directors’ Deferral Plan, which is described in “Non-management director compensation—Directors’ Deferral Plan” above.

(2)
Amounts reflect the grant date fair value under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) of restricted stock units awarded to non-management directors in February 2024. For a discussion of the assumptions made in arriving at the grant date fair value of these awards, see Note 10 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024.

(3)
Amounts shown represent the aggregate amounts of the matching gifts under Embecta’s Matching Gift Program for Ms. Anderson and Drs. Morris and Pomeroy in fiscal year 2024, and the quarterly payments paid to the directors with respect to the annual fixed stipend for travel for all directors.

Proposal 2: Ratification of selection
of independent registered public accounting firm
E&Y has been selected by the Audit Committee as Embecta’s independent auditors for fiscal year 2025. The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of Embecta’s independent auditors. Stockholders are being asked to ratify the Audit Committee’s selection of E&Y. If ratification is withheld, the Audit Committee will reconsider its selection.
A representative of E&Y is expected to attend the 2025 Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.
E&Y began serving as our independent auditors in fiscal year 2022. Listed below are the fees billed to Embecta by E&Y for services rendered during fiscal years 2024 and 2023. All E&Y services for fiscal years 2024 and 2023 were approved in advance by our Audit Committee.

	FY 2024	FY 2023
Audit Fees	$6,065,000	$4,255,000
“Audit Fees” include fees associated with the annual audit of Embecta’s consolidated financial statements, the audit of Embecta’s internal control over financial reporting and statutory audits required internationally. “Audit Fees” also include reviews of Embecta’s quarterly reports on Form 10-Q and registration statements filed with the SEC.

Audit Related Fees	$60,000	$287,000	“Audit Related Fees” include fees associated with the annual audit of Embecta’s 401(k) Plan and pre-implementation work associated with Embecta’s information technology systems.
Tax Fees	$37,000	$40,000	“Tax Fees” includes tax compliance, assistance with tax audits, tax advice and tax planning.
All Other Fees	—	—	—
Total	$6,162,000	$4,582,000

Proposal 2: Ratification of selection of independent registered public accounting firm
Pre-approval of audit and non-audit services
The Audit Committee is responsible for appointing Embecta’s independent auditors and approving the terms of the independent auditors’ services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditors, as described below. All the services listed in the previous table were approved pursuant to this policy.
Audit Services. Under the policy, the Audit Committee will appoint Embecta’s independent auditors each fiscal year and pre-approve the engagement of the independent auditors for the audit services to be provided.
Non-Audit Services. In accordance with the policy, the Audit Committee has established detailed pre-approved categories of non-audit services that may be performed by the independent auditors during the fiscal year, subject to certain dollar limits. The Audit Committee may, from time to time, delegate its authority to pre-approve non-audit services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting. All other non-audit services are required to be pre-approved by the entire Audit Committee.
The Audit Committee believes that the provision of the non-audit services described above by E&Y is consistent with maintaining the independence of E&Y. The Audit Committee periodically considers the rotation of the independent auditors. The Audit Committee believes that the continued retention of E&Y to serve as Embecta’s independent auditors is in the best interests of Embecta and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

Proposal 2: Ratification of selection of independent registered public accounting firm
Report of the audit committee
The Audit Committee reviews Embecta’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of Embecta’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee monitors these processes.
In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Embecta’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from Embecta and its management, and the independent auditors provided to the Audit Committee the written disclosures and the letter pursuant to the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with Embecta’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Embecta’s internal controls, and the overall quality of Embecta’s financial reporting. Management has also reviewed with the Audit Committee its report on the effectiveness of Embecta’s internal control over financial reporting. The Audit Committee also received the report from the independent auditors on Embecta’s internal control over financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Embecta’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024, for filing with the SEC.
AUDIT COMMITTEE

Robert (Bob) J. Hombach (Chair)	Karen N. Prange	Carrie L. Anderson

Proposal 3: Advisory vote to approve named executive officer compensation
The Compensation Discussion and Analysis beginning on page 34 of this proxy statement describes Embecta’s executive compensation program and the compensation decisions made with respect to our CEO and the other named executive officers reflected in the Summary Compensation Table on page 50. Pursuant to Section 14A of the Exchange Act, the Board is asking stockholders to cast a non-binding advisory vote on the following resolution:
“RESOLVED, that the stockholders of Embecta approve the compensation of the Embecta executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”
As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports Embecta’s business strategy and aligns the interests of our executives with those of our stockholders. At the same time, we believe our program does not encourage excessive risk-taking by management. We believe that the compensation actions discussed in the Compensation Discussion and Analysis appropriately reflected the performance of our named executive officers and Embecta during the year.
For these reasons, the Board is asking stockholders to support this Proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will take into account the outcome of the vote when considering our compensation program and future compensation decisions for our executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

Proposal 3: Advisory vote to approve named executive officer compensation
Management
Senior leadership
The following table sets forth information regarding the individuals who are currently serving on the senior leadership team of Embecta. One member of Embecta’s senior leadership team, Devdatt (Dev) Kurdikar, also holds a position as a member of Embecta’s Board.

Name	Position
Devdatt (Dev) Kurdikar*	President and Chief Executive Officer
Jacob (Jake) Elguicze*	Senior Vice President and Chief Financial Officer
Ginny Blocki	Senior Vice President, Product Management and Global Marketing
Tom Blount	Senior Vice President and President, North America
Shaun Curtis*	Senior Vice President, Global Manufacturing, Supply Chain and Quality
Jean Casner*	Senior Vice President and Chief Human Resources Officer
Jeff Mann*	Senior Vice President, General Counsel and Product Development
Slobodan Radumilo	Senior Vice President and President, International
Colleen Riley	Senior Vice President and Chief Technology Officer

*	This senior leadership member has been designated as an “executive officer” under Item 401 of Regulation S-K (17 CFR § 229.401).
Biography for Devdatt (Dev) Kurdikar is provided above in “Directors whose terms expire at the 2025 annual stockholder meeting.”
Jacob (Jake) Elguicze, 51, serves as Senior Vice President and Chief Financial Officer, prior to which he served as Senior Vice President, Finance of Diabetes Care at BD until the Separation. Previously, Jake was the Treasurer and Vice President of Investor Relations of Teleflex Incorporated (NYSE: TFX), a global provider of medical technologies designed to improve the health and quality of people’s lives. Before assuming the role of Treasurer and Vice President of Investor Relations, Jake was the Vice President of Financial Planning and Analysis at Teleflex. Prior to that role, Jake worked at Motorola, Inc. in a variety of corporate finance roles of increasing responsibility, including most recently the Director of Finance for one of Motorola’s strategic business units. Before joining Motorola, Jake served as an auditor for PricewaterhouseCoopers, LLP. Jake holds a Bachelor of Science degree in Accounting from the University of Scranton and a Master of Business Administration degree from Saint Joseph’s University.
Ginny Blocki serves as Senior Vice President, Product Management and Global Marketing, prior to which she served as Senior Vice President, Product Management and Global Marketing of Diabetes Care at BD prior to the Separation, a position she had held since October 2021. Prior to that, Ginny was head of U.S. medication delivery marketing for Baxter International Inc. (NYSE: BAX) until 2021, and before that held leadership roles with Assertio Therapeutics, Inc. (Nasdaq: ASRT) until 2020, Abbott Laboratories (NYSE: ABT) until 2018, and prior to that at Baxalta (which was later acquired by Shire PLC ADR (Nasdaq: SHPC)). She has a Bachelor of Science degree in finance from Indiana University and completed the Executive Scholar Program in General Management at Kellogg School of Management, Northwestern University.
Tom Blount, 51, serves as Senior Vice President and President, North America. Previously, Tom joined BD in 2016 and served as Vice President and General Manager, U.S. Diabetes Care, from May 2020 until the Separation. Prior to BD, he spent 16 years in roles of increasing leadership responsibility at Sanofi S.A. (Nasdaq: SNY) following five years on active duty in the U.S. Army. He holds a Bachelor of Science degree in German/French from the United States Military Academy at West Point and a Master of Science degree in International Relations from Troy University – European Campus.

Proposal 3: Advisory vote to approve named executive officer compensation
Shaun Curtis, 55, serves as Senior Vice President, Global Manufacturing, Supply Chain and Quality, prior to which he served as the Worldwide Vice President of Operations for Diabetes Care at BD, from 2018 until the Separation. Previously, Shaun was the Manufacturing Director at BD Plymouth, UK (part of the Integrated Diagnostic Solutions Business) since 2012. Prior to joining BD, Shaun was the Engineering Manager at Cooper Standard Automotive, Plymouth, UK. Before his role at Cooper Standard Automotive, Shaun worked at Pall Filtration, UK. Shaun started his career at Rio Tinto Zinc as an underground maintenance engineer. Shaun holds a Master of Business Administration degree from Northampton University, UK. He earned an Honors Degree in Mechanical Engineering from Plymouth University. He also achieved a Higher National Diploma in Mechanical Engineering at Swindon College.
Jean Casner, 66, serves as Senior Vice President and Chief Human Resources Officer, and has over 30 years of global human resources strategy, design and operations experience across a range of industries. Most recently, she served as Senior Vice President and Chief Human Resources Officer for Renalytix, PLC, an emerging in-vitro diagnostic medical device company, where she was responsible for building the HR function in preparation for rapid growth following FDA approval of its groundbreaking diagnostic test, KidneyIntelX.dkd. Prior to Renalytix, Jean served as Senior Vice President & Chief Human Resources Officer of Cantel Medical Corp., a global medical products company focused on infection prevention products. There, she was responsible for the global human capital strategy, encompassing talent development, talent acquisition, succession planning, total rewards, benefits, diversity, equity and inclusion and HR operations. Previously, Jean also held executive HR leadership positions in the areas of HR Operations, executive compensation, total rewards, global mobility, HRIS, HRIT and talent acquisition, at the National Basketball Association (NBA), Merck & Co., The Dial Corporation (now Henkel), Johnson & Johnson, and ORC (now Mercer). Jean holds a Bachelor of Arts degree in English from the University of Virginia.
Jeff Mann, 52, serves as Senior Vice President, General Counsel and Product Development, prior to which he served as the Senior Vice President, General Counsel and Head of Corporate Development of Diabetes Care at BD until the Separation. Previously, Jeff served as General Counsel and Corporate Secretary of Cantel Medical Corp (Cantel). Prior to Cantel, Jeff spent 14 years with Boston Scientific Corporation in roles including M&A, venture capital investments, SEC and corporate governance, patent strategy, litigation, and business unit support for the Med Surg group. Jeff also served on the Board of Directors of Preventice Solutions and as Chair of its Compensation Committee. Jeff holds a Bachelor of Science degree in Civil and Environmental Engineering from Lafayette College in Easton, PA, and a J.D. from Boston College Law School, magna cum laude.
Slobodan Radumilo, 54, serves as Senior Vice President and President, International, prior to which he was Vice President and General Manager of Diabetes Care for BD in the EMEA region, from 2016 until the Separation. Previously, he held roles of increasing responsibility at Medtronic plc (NYSE: MDT) from 1997 to 2016, most recently as vice president of neuromodulation for Europe and Canada, regional vice president for Central and Eastern Europe and Central Asia, and regional vice president for Central and Eastern Europe, Greece and Israel. He holds a Bachelor of Science degree in Electrical Engineering, a Master of Science degree in Biomedical Engineering and a Diploma in Management from the University of Zagreb in Croatia, as well as a Diploma in Leadership from the Glasgow Caledonian University.
Colleen Riley, 60, serves as Senior Vice President and Chief Technology Officer, prior to which she was Senior Vice President, Chief Technology Officer of Diabetes Care at BD from October 2021 until the Separation. Prior to that, she was the senior vice president of innovation and development for Terumo Blood and Cell Technologies since 2019 and previously served in a leadership role at Stryker Orthopedics (NYSE: SYK) from 2014 to 2019. Previously, she served in leadership rules at Novartis International AG (NYSE: NVS), Nexis Vision Inc. and Johnson & Johnson (NYSE: JNJ). She holds a Bachelor of Arts degree in Chemistry, a Master of Science degree in Physiological Optics and a Doctor of Optometry degree from Indiana University.

Compensation Discussion and Analysis
Introduction
This section provides an overview of our executive compensation philosophy and executive compensation programs, the compensation actions taken with respect to our named executive officers, or our “NEOs,” in 2024, as well as the principles and processes the Compensation Committee has established in determining NEO compensation.
The named executive officers for 2024 are listed below.
•	Devdatt (Dev) Kurdikar, President, Chief Executive Officer and Director
•	Jacob (Jake) Elguicze, Senior Vice President and Chief Financial Officer
•	Shaun Curtis, Senior Vice President, Global Manufacturing, Supply Chain and Quality
•	Jeff Mann, Senior Vice President, General Counsel and Product Development
•	Jean Casner, Senior Vice President and Chief Human Resources Officer
All references in this section to years are references to our fiscal year, which ends on September 30, unless otherwise noted.
Executive summary
Our compensation program serves as a key vehicle for attracting, retaining and motivating top talent. In designing our overall compensation structure, we carefully review the programs in which our executive officers and other employees participate to ensure these programs address the needs of our business. We continually refine elements of our compensation program based on our strategy, scale of operations, and workforce.
Our compensation philosophy in 2024 was designed to align the interests of our executive officers with those of our stockholders by providing pay that is directly linked to the achievement of performance goals established to create sustainable long-term stockholder value. The use of variable, at-risk compensation is a key element of our executive pay that connects pay outcomes with company performance. Embecta believes in providing executive compensation that is competitive with our peers, has meaningful performance components and has equity-based elements that encourage executives to maintain an appropriate ownership interest in the Company. Our performance-based compensation programs result in a majority of the compensation of our CEO being linked to the achievement of short-term and long-term Company goals and to increasing stockholder value.
Our compensation philosophy, objectives and practices
As we operate in a highly competitive and rapidly evolving market as an independent publicly listed global company with a complex geographic footprint, we monitor our executive compensation philosophy, program and approach to ensure alignment with our long-term strategy and the unique characteristics of Embecta. The Embecta executive compensation program has three primary objectives: to attract and retain talent; to drive performance to achieve strategic objectives; and to create long-term value for our stockholders. The executive compensation philosophy adopted by the Compensation Committee reflects where Embecta is in its life cycle as a maturing public company. It includes the following guiding principles that we believe are critical to our success.

Compensation Discussion and Analysis
Pay for performance
•
We link pay and performance by delivering 50% or more of executive total compensation opportunity through variable, at-risk incentives designed to incentivize increasing long-term stockholder value through the achievement of predetermined company performance goals.

Accountability
•
Our compensation program incorporates a short-term incentive plan that holds management accountable for the achievement of financial metrics and strategic objectives, as well as a long-term incentive framework that is heavily weighted on company performance.

Competitive positioning
•
Total compensation opportunity is generally targeted around the median compensation at peer companies, with flexibility to determine individual compensation based on an executive’s scope, experience, criticality of role, performance and internal equity. Our executives have deep expertise that is highly valued by the market and important to our success and their retention through competitive positioning is a key priority.

Stockholder alignment
•
We establish and maintain a well-governed compensation program that creates long-term stockholder value by rewarding our executives when stockholder value is created while also mitigating excessive risk-taking and behavior that is inconsistent with our strategic plans and Embecta’s mission, vision and values.

In administering the program, the Compensation Committee seeks to provide transparency to Embecta executives, employees and stockholders on all aspects of Embecta’s compensation structure. This includes disclosure of performance targets, payout formulas and the Compensation Committee’s use of discretion in determining award payouts. As a maturing independent public company, Embecta will continue to assess its compensation program to ensure appropriate alignment with its business strategy and stockholders’ expectations.
How we set executive compensation
The role of the Compensation Committee, its consultant
and management
The Compensation Committee oversees the compensation program for our executive officers, including the program design and performance targets. The Compensation Committee recommends compensation actions with respect to the CEO for approval by the independent members of the Board and sets the compensation of the other NEOs. The Compensation Committee is assisted in fulfilling its responsibilities by its independent compensation consultant, Korn Ferry, and Embecta’s senior management, but final decisions are made by the Compensation Committee or the Board, as applicable, in its sole discretion. The Compensation Committee has utilized Korn Ferry as its independent executive compensation consultant since 2022. In its role as the Compensation Committee’s executive compensation consultant during fiscal 2024, Korn Ferry (among other things):
•
assisted the Compensation Committee in the design and implementation of our executive compensation program, including the selection of the key elements of the program, setting of targeted payments for each element, and establishment of performance targets;

•	made recommendations regarding the compensation of our CEO and other NEOs and the compensation of our directors;
•	conducted an annual review of the composition of the peer group;
•	advised the Compensation Committee with respect to the competitiveness of our executive and director compensation programs;

Compensation Discussion and Analysis
•	attended Compensation Committee meetings; and
•	responded to various ad hoc requests from the Compensation Committee.
Additional information about our process for setting executive compensation, including the roles of Korn Ferry and management, is found beginning on page 14.
The Compensation Committee has implemented a process to approve fees for any non-compensation related consulting advice in advance, to ensure that Korn Ferry remains independent. The aggregate fees billed by Korn Ferry for consulting services rendered to the Compensation Committee during fiscal year 2024 related to the recommendation of the amount or form of executive and director compensation were approximately $211,050. The total amount of fees paid by the Company to Korn Ferry in fiscal year 2024 for all other services, excluding Compensation Committee services, was approximately $400,641. The decision to hire Korn Ferry for these other services (which included executive search, organizational strategy consulting, leadership development and assessments) was made by the Company’s management and approved by the Compensation Committee.
Use of market comparison data
For 2024, the Compensation Committee approved a peer group framework and methodology based on a set of principles and criteria. With the assistance of its independent compensation consultant, it established a compensation benchmarking peer group, which is composed of a robust set of companies in the healthcare sector with comparable business characteristics, models, and size for the purposes of reviewing compensation. In selecting companies for the peer group, the Compensation Committee considered companies that met one or more of the following peer group selection criteria established by the Compensation Committee, based on the recommendations of its independent compensation consultant:
•	domestic, publicly traded company;
•	similar size in terms of revenue and similar cost characteristics;
•
member of the healthcare industry, with a focus on healthcare equipment and supplies, healthcare providers and services, healthcare technology, biotechnology, pharmaceuticals and life sciences tools and services; and

•	similar lines of business and characteristics: chronic condition management, international distribution, business complexity and clinical manufacturing.
Based on the above selection criteria and considering the recommendations of its independent compensation consultant, the Compensation Committee approved the following peer companies:

Compensation Peer Group*
Avanos Medical, Inc, Bio-Rad Laboratories, Inc. CONMED Corporation DexCom, Inc. Haemonetics Corporation ICU Medical, Inc.	Insulet Corporation Integer Holdings Corporation Integra LifeSciences Holding Corporation Nevro Corp. Orthofix Medical Inc.	ResMed Inc. Tandem Diabetes Care, Inc. Teleflex Incorporated The Cooper Companies, Inc. Waters Corporation West Pharmaceutical Services, Inc.

*	NuVasive, Inc. was removed from the peer group due to its acquisition by another company during 2024.
The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Embecta performance and peer compensation levels. Other factors that may influence the amount of compensation awarded may include an executive’s scope, experience, criticality of role, performance and internal equity. In addition to the proxy market data from the peer group, the Compensation Committee also reviewed survey data.

Compensation Discussion and Analysis
Our compensation objectives and practices
Our goal is to provide an executive compensation program that best serves the long-term interests of our stockholders. We believe that attracting and retaining superior talent and rewarding performance is key to delivering long-term stockholder returns and that a competitive compensation program is critical to that end. We strive to provide a competitive compensation package to our executives that ties a significant portion of pay to performance and uses components that align the interests of our executives with those of Embecta’s stockholders. The following is a summary of important aspects of our executive compensation program.
•
Balanced mix of pay components and incentives. We target a balanced mix of cash and equity compensation, and of annual and long-term incentives. The key elements of our program are salary, annual cash incentives under the annual bonus plan and long-term equity compensation.

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Significant performance-based compensation tied to business strategy. We emphasize pay-for-performance to align executive compensation with the execution of our business strategy and the creation of long-term stockholder value. We use performance metrics that are aligned with and support Embecta’s business strategy.

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Meaningful performance-based compensation to mitigate excessive risk-taking. While we emphasize “at risk” pay tied to performance, we believe our program does not encourage excessive risk-taking by management.

•
Share retention guidelines and policy against pledging/hedging. Our executives are subject to robust share retention and ownership guidelines and are prohibited from pledging or short selling Embecta shares or hedging against the economic risk of their ownership.

•	Limited perquisites. We do not offer special perquisites that are not available to other officers of Embecta or other personal benefits to our NEOs.
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Clawback policies. We have a compensation recovery policy that gives the Board the authority to recover incentive compensation paid to senior management in the event of a restatement of our financial statements resulting from that person’s misconduct and to recover equity compensation awarded to a member of management if such executive breaches certain restrictive covenants. In compliance with Nasdaq’s rules, we also have a compensation recovery policy that gives the Board the authority to recover incentive compensation paid to current or former senior management in the event of a restatement of our financial statement, regardless of individual misconduct.

•
Change in control arrangements. We have “double-trigger” change in control agreements with our NEOs to provide continuity of management in the event of an actual or potential change in control. Our change in control agreements do not contain any excise tax “gross-up” provisions.

•	Use of independent compensation consultant. The Compensation Committee uses an independent compensation consultant to assist it in designing our compensation program and making compensation decisions.
Our risk analysis of performance-based compensation
While a significant portion of our executive compensation is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. The Compensation Committee focuses on aligning Embecta’s compensation practices with Embecta’s long-term strategy and avoiding short-term rewards for management decisions that could pose long-term risks to Embecta. This includes:
•
Limits on Bonus Plan awards. We do not overweigh short-term incentives as a proportion of total pay. Bonus Plan awards are also capped at 200% of an executive’s target award to protect against disproportionately large short-term incentives. The Compensation Committee has the discretion to determine and adjust award amounts based on any factors it deems appropriate, including whether management has taken unnecessary or excessive risk.

Compensation Discussion and Analysis
•
Use of long-term equity compensation. The largest portion of the total compensation opportunity for our NEOs is delivered in long-term equity compensation that generally vests over a period of three years, which encourages our executives to focus on sustaining Embecta’s long-term performance.

•
Balanced set of performance metrics. We use a balanced set of performance metrics in our executive compensation program design. These performance-based compensation metrics align with the execution of our business strategy.

•
Share retention and ownership guidelines. Our share retention and ownership guidelines ensure that our executives have a significant amount of their personal assets tied to the long-term success of Embecta. We have a policy prohibiting the pledging or short selling of Embecta shares or hedging against the economic risk of their ownership.

Elements of our 2024 executive compensation program
The key elements of the 2024 executive compensation program are summarized below.

Fixed	Variable		
			Long-Term Incentives	
	Base Salary	Short-Term Incentives	Performance Units (PSUs)	Time Vested Units (TVUs)
What?	**Cash**	**Cash**	**Equity**	**Equity**
When?	**Annual**	**Annual**	**Annual Grant, Vesting over 3-Year Term**	**Annual Grant, Vesting over 3-Year Term**
Description	Fixed cash compensation based on performance, scope of responsibilities, experience and competitive pay practices.	Annual variable cash payment tied to performance during the fiscal year.	PSUs vest following the end of a three-year performance period, subject to achievement of performance measures.	TVUs vest in three annual installments beginning one year from the grant date.
Purpose	Provide a fixed, baseline level of compensation.	Drive business performance towards achievement of annual goals.	• Increase executive ownership to align interests with stockholders. • Drive long-term, sustained business performance. • Reward creation of stockholder value. • Promote executive retention.

While the programs and pay levels reflect differences in job responsibilities, the structure of the compensation program is applied consistently to our NEOs, including the CEO. We review each element of total compensation, both individually and on a combined basis, for each NEO and make adjustments as appropriate based on these comparisons.
The following is a more detailed discussion of the components of Embecta’s executive compensation program.
Base salary
Base salary is the fixed component of the compensation paid to each of our executive officers and is determined based on the executive’s scope, experience, criticality of role, competitive marketplace practices, performance and internal equity.

Compensation Discussion and Analysis
As part of Embecta’s annual review process, the Compensation Committee, in consultation with its independent compensation consultant, reviewed the base salary levels against the compensation peer group information to assess whether base salary levels were within acceptable market ranges. Based on its review, the Compensation Committee determined that base salary for certain of the NEOs should be increased, effective December 17, 2023 or January 1, 2024. During 2024, the Compensation Committee also conducted a mid-year review process and, in consultation with its independent compensation consultant, determined that base salaries for certain of the NEOs should be further increased to align with market competitive practice, effective either May 1, 2024 or May 5, 2024. The following table sets forth the base salary adjustments for our NEOs in 2024:

Named Executive Officer	Starting Base Salary on October 1, 2023	Final Base Salary on September 30, 2024
Dev Kurdikar	$875,000	$900,000
Jake Elguicze	$533,000	$580,000
Shaun Curtis*	$492,800	$520,955
Jeff Mann	$533,000	$570,000
Jean Casner	$450,000	$465,000

*	Mr. Curtis’s salary is paid in Euros. For purposes of this table, Mr. Curtis’s base salary was converted from Euros to USD based on an exchange rate of 1.12 as of September 30, 2024.
Annual and long-term incentives
We have two primary types of incentives that serve to reward our executives for company performance. The incentives are designed to closely tie compensation to performance and to align our executives’ interests with those of Embecta’s stockholders. Our annual incentives allow us to reward executives with annual cash bonuses for performance against pre-established objectives based on work performed during the applicable year. Our long-term incentives are based on Embecta stock, and the value realized by our executives will increase as the value of Embecta stock increases. We believe the current mix of base salary, annual incentives and long-term incentives is appropriately set to provide market-competitive compensation when company performance warrants. The mix is more heavily weighted toward incentive compensation at higher executive levels within Embecta. The interplay between the annual incentives and the long-term incentives provides a balance designed to motivate executives to achieve our business goals and objectives and to properly reward executives for the achievement of such goals and objectives.
The following describes the variable compensation program that our NEOs were eligible to participate in during fiscal year 2024.
Annual short-term incentive awards
Performance period and metrics for performance-based compensation in 2024
During 2024, our NEOs were eligible to participate in the Embecta Annual Incentive Plan (the “Bonus Plan”). The Bonus Plan provides our executives an opportunity to receive an annual cash award based on Embecta’s performance for the 2024 fiscal year and their contribution to that performance, as part of our pay-for-performance philosophy. The Compensation Committee approved these performance measures and associated targets with respect to 2024:
•	80% Financial Metrics (40% Adjusted Constant Currency Revenue $, 40% Adjusted EBITDA $)
•	20% Strategic Objectives

Compensation Discussion and Analysis
This weighting is based on the Compensation Committee’s evaluation of these measures as critical to the Company’s success during the year. The strategic objectives are designed to achieve key milestones in connection with the completion of the Separation and our maturation as an independent company. Annual incentive awards pursuant to the Bonus Plan are paid based upon achievement of Company performance measures.
2024 Bonus Plan
Funding for the fiscal year 2024 Bonus Plan awards was based on Embecta’s global business results, which resulted in an overall funding level of 119.8%.

Adjusted Constant Currency Revenue $*
This measure is defined as revenues excluding (i) the recognition of incremental Italian payback accruals relating to certain prior years since 2015, which was recognized as a result of the Constitutional Court of Italy upholding in July 2024 the constitutionality of a 2015 legislation imposing a “payback” measure on medical device companies that supply goods and services to the Italian National Healthcare System for medical device expenditures exceeding certain ceilings (the “Italian payback measure”) and (ii) the impact of fluctuations in foreign exchange (or “FX”) rates since the setting of the Bonus Plan targets.

Adjusted EBITDA $*
This measure is defined as earnings before interest, taxes, depreciation, and amortization (“EBITDA”) excluding certain items that affect comparability of operating results and the trend of earnings. These adjustments are either non-cash or irregular in nature, may not be indicative of our past and future performance and are therefore excluded to allow investors to better understand underlying operating trends. The following are examples of the types of adjustments that are excluded: share-based compensation, impairment losses, costs associated with the Separation and other significant items management deems irregular or non-operating in nature. This measure excludes the impact of fluctuations in foreign exchange rates since the setting of the Bonus Plan targets.

Strategic Objectives	For the 2024 Bonus Plan, the strategic objectives scorecard had the following goals:
	•	ERP Implementation: Related to milestones in the implementation of Embecta’s ERP system;
	•	Insulin Delivery Pump: Related to milestones for the development of an insulin delivery pump; and
	•	Distribution Network: Related to the creation and operations of Embecta’s distribution network.

*
Adjusted Constant Currency Revenue and Adjusted EBITDA are not calculated in accordance with the U.S. generally accepted accounting principles (“GAAP”). For a reconciliation of these metrics for the fiscal year ended September 30, 2024 to the most directly comparable GAAP measures, please see Appendix A to this proxy statement.

How our performance metrics support Embecta’s business strategy
The Compensation Committee believes that, together, these measures provide a balanced set of performance targets that focus on preserving and growing our core business, profitability, and operating efficiency.

Compensation Discussion and Analysis
When measuring actual performance against financial targets, adjustments are made to account for the impact of foreign currency exchange rates in effect during the year, whether favorable or unfavorable to Embecta, compared to the rates we budgeted when the targets were set. We eliminate this impact of unbudgeted foreign currency translation so that only Embecta’s underlying performance is measured.
Funding for awards based on Embecta’s performance
The available funding pool for awards is determined by a formula. For each performance measure, Embecta’s performance is compared to the target goal set by the Compensation Committee to arrive at a performance factor for that measure.
For 2024, funding for Bonus Plan awards was based on Embecta’s global business results, which resulted in an overall payout of 119.8%. The graphs below show the funding levels for threshold, target and maximum performance for the performance measures under the Bonus Plan for 2024. Performance below threshold for a performance measure results in no funding with respect to that measure.

Performance Measures		Below Threshold	Threshold	Target	Max
Adjusted Constant Currency Revenue $	Achievement	< 90%	90%	100%	110%
	Payout	0%	50%	100%	200%
Adjusted EBITDA $	Achievement	< 75%	75%	100%	125%
	Payout	0%	50%	100%	200%
Strategic Objectives	Achievement	N/A	Below	Target	Above
	Payout	0%	50%	100%	200%

The payout range applicable to 2024 is 50% - 200% for all measures and there is no payout for performance below threshold. Payout between threshold and target achievement and payout between target and maximum achievement is interpolated on a straight-line basis.

Performance Measures	Weight	Achieved Payout Factor	Weighted Payout Factor
Adjusted Constant Currency Revenue $	40%	112.7%	45.1%
Adjusted EBITDA $	40%	111.0%	44.4%
Strategic Objectives	20%	151.7%	30.3%
		Final Payout Factor	119.8%

Generally, target performance objectives for our short-term financial goals are developed through our annual operating planning process, during which management assesses our operating environment and builds projections on anticipated results. These target performance objectives are then reviewed and approved by the Compensation Committee. The Compensation Committee approved the following targets for 2024: Adjusted Constant Currency Revenue $ of $1,105 million and Adjusted EBITDA $ of $337 million. Strategic Objectives performance goals are quantifiable and rigorously set, with final payout subject to the achievement of a minimum Adjusted EBITDA of 20%. The Adjusted Constant Currency Revenue $ and Adjusted EBITDA $ targets, set according to the annual operating process, were below prior year results. These year over year reductions were due in part to foreign exchange headwinds, lower sales volumes, and the impact of inflation on raw material, labor, and overhead costs.
For the purposes of measuring performance versus target for the 2024 performance period under the Bonus Plan, actual results were calculated using the same foreign exchange rates used to develop the targets.
The final payout factor is subject to the approval of the Compensation Committee, which also has the discretion to reduce or increase the payout factor derived from the Bonus Plan formula. Actual award

Compensation Discussion and Analysis
payouts to our NEOs are subject to the Compensation Committee’s final review and determination at its discretion. Due to the Compensation Committee’s role in exercising this discretion, award payouts to our NEOs, as a percentage of their target amounts, may ultimately be more or less than the final payout factor.
When comparing the Company’s operating results to the performance targets, the Compensation Committee also retains the discretion to make adjustments to Embecta’s results for unbudgeted items that are not considered part of our ordinary operations and other events that significantly impacted Company performance. This encourages management to make holistic business decisions that are in the best interests of Embecta, rather than influencing possible effects on management compensation. It also ensures that our executives are not unfairly rewarded for or penalized by these types of events.
Setting individual awards
In setting annual performance targets, the Compensation Committee considers Embecta’s business plan, the target bonuses set by companies in its compensation Peer Group and the market in which Embecta competes. The Compensation Committee seeks to reward superior performance by management, accounting for current industry conditions and growth trends. The Compensation Committee sets challenging performance targets in light of the Embecta operating plans that are reviewed by the Board and structures payouts to align with Embecta’s performance against those targets.
At the beginning of fiscal year 2024, target annual incentive levels were set by the Compensation Committee, with Korn Ferry’s assistance. Based on its review, the Compensation Committee determined that the annual incentive target for Mr. Kurdikar should be increased from 115% of base salary to 127% of base salary and that the annual incentive target for Mr. Curtis should be increased from 55% of base salary to 60% of base salary. The Compensation Committee determined that the annual incentive targets for our other NEOs were appropriate. 2024 annual incentive targets for the NEOs are set forth below:

Named Executive Officer	Target Bonus for FY24
Dev Kurdikar	127%
Jake Elguicze	70%
Shaun Curtis	60%
Jeff Mann	60%
Jean Casner	60%

2024 bonus determinations
At the end of 2024, the Compensation Committee measured performance for our employees, including the NEOs. Embecta’s strong performance for the year resulted in funding for the Bonus Plan at 119.8% of target, based on the following actual results: Adjusted Constant Currency Revenue $ of $1,119.6 million, Adjusted EBITDA $ of $346.2 million, and Strategic Objective targets were exceeded based on the outcomes described below. Please refer to Appendix A to this proxy statement for a reconciliation of Adjusted Constant Currency Revenue and Adjusted EBITDA to the most directly comparable GAAP measures.

2024 Strategic Objective	Strategic Objective Outcomes
ERP Implementation
Target metrics were met for implementation of SAP across major sites: US, Canada, and EMEA & Asia Regions. Some Above Target metrics were met including the identification and solutioning of operational issues within a target time period.

Insulin Delivery Pump	Target metrics were met for FDA submission and other steps related to the development of the Insulin Delivery Pump. Some Above Target metrics were met including the 510k clearance obtained for Zodiac.

Compensation Discussion and Analysis

2024 Strategic Objective	Strategic Objective Outcomes
Distribution Network
Target metrics were met for inventory movement to Embecta distribution centers and implementation of 3PL solution globally aligned with the ERP timeline. Some Above Target metrics were met for efficiency of operations at cutover and go-forward operations.

The table below reflects the 2024 fiscal year annual short-term incentive opportunity of each NEO under the Bonus Plan and the amount awarded to each NEO for the 2024 fiscal year. The Compensation Committee did not exercise discretion to increase or decrease the actual annual incentive award payable to our NEOs. The Compensation Committee did acknowledge the negative 1-year Total Shareholder Return result of the Company for the 2024 period, but unanimously approved the above-target payout on the Bonus Plan considering the achievements against the plan targets, the completion and exit from a significant number of temporary service agreements with BD, and the impact that negative discretion could have on the alignment of executives with critical, long-term business goals.

Named Executive Officer	Target Bonus	Awarded Bonus
Dev Kurdikar	$1,143,000	$1,369,314
Jake Elguicze	$406,000	$486,388
Shaun Curtis*	$312,573	$374,462
Jeff Mann	$342,000	$409,716
Jean Casner	$279,000	$334,242

*	Amounts reported for Mr. Curtis are converted from Euros to USD based on an exchange rate of 1.12 as of September 30, 2024.
Equity compensation awards
Embecta uses a mix of equity compensation vehicles to promote the long-term objectives of its compensation program. Below is a description of the long-term incentive awards granted during the 2024 fiscal year pursuant to the Embecta 2022 Employee and Director Equity-Based Compensation Plan (the “2022 Plan”). See “Narrative disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Embecta 2022 Employee and Director Equity-Based Compensation Plan” for a description of the 2022 Plan.
•
PSUs. PSUs are performance-based restricted stock units that vest three years after grant, based on continued service and the achievement of pre-determined performance metrics. The potential payouts under these awards range from 50% to 200% of target. The actual payout is based on Embecta’s performance against the performance targets set for these awards over the three-year performance period. PSUs are not transferable, and holders cannot vote any shares underlying the award until the shares have been distributed. See “Fiscal 2024-2026 PSU Grants” for a description of the 2024-2026 PSU grants.

•
TVUs. TVUs are restricted stock units that represent the right to receive shares of Embecta common stock upon vesting. TVU awards vest in three annual installments based on continued service, beginning one year from the grant date. TVUs are not transferable, and holders cannot vote any shares underlying the award until the shares have been distributed.

Long-term incentive award targets
For 2024, our NEOs were eligible to receive a long-term equity incentive award pursuant to the 2022 Plan based on a target annual long-term incentive award value approved by the Compensation Committee. Awards were delivered 50% in PSUs and 50% in TVUs. The following table sets forth the long-term incentive award targets for our NEOs in 2024:

Compensation Discussion and Analysis

Named Executive Officer	LTI Award Target for FY 2024
Dev Kurdikar	$6,250,000
Jake Elguicze	$2,000,000
Shaun Curtis	$650,000
Jeff Mann	$1,600,000
Jean Casner	$530,000

Fiscal 2024-2026 PSU Grants
The PSUs awarded in FY 2024 may be earned based on achievement of three-year cumulative financial metrics. The cumulative financial goals are the sum of annual targets set by the Compensation Committee which align with the approved budget in each fiscal year. The PSUs are also subject to a minimum performance threshold: if the Adjusted EBITDA % for the Company does not exceed 20% cumulative for the first two years of the PSUs performance period, none of the PSU awards will vest, regardless of performance achieved. The Compensation Committee, in partnership with the independent consultant, developed this cumulative target approach in light of the Company’s recent spin and dynamic operations. These factors make setting cumulative three-year goals impractical until the business is stabilized. The Committee views this plan design as a temporary solution with the goal to move to a more traditional plan design in the near future.
When awarding PSUs for the FY 2024-2026 period, the Compensation Committee used the following performance metrics: Adjusted Constant Currency Revenue Growth %, weighted 60% and Adjusted Operating Income $, weighted 40%.

Adjusted Constant Currency Revenue Growth %
This measure is defined as the year over year change in revenues, excluding (i) the Italian payback measure and (ii) the impact of fluctuations in foreign exchange rates by comparing results between periods as if exchange rates had remained constant.

Adjusted Operating Income $
This measure is defined as operating income excluding certain items that affect comparability of operating results and the trend of earnings. These adjustments are either non-cash or irregular in nature, may not be indicative of our past and future performance and are therefore excluded to allow investors to better understand underlying operating trends. The following are examples of the types of adjustments that are excluded: share-based compensation, impairment losses, costs associated with the Separation and other significant items management deems irregular or non-operating in nature. This measure excludes the impact of fluctuations in foreign exchange rates since the setting of the PSU plan targets.

Fiscal 2024-2026 PSU Grants Incentive Target, Performance and Payout Ranges

Targets. The Compensation Committee approved the performance targets for the PSUs awarded in FY 2024 to be set as the sum of the annual targets in the performance period. The first-year targets

Compensation Discussion and Analysis
set for these FY 2024 PSUs are Adjusted Constant Currency Revenue Growth % resulting in Adjusted Constant Currency Revenue of $1,105 million and Adjusted Operating Income $ of $273.4 million.
Payout Range. The payout range applicable to the 2024-2026 performance period is 50% - 200% of target value for all measures and there is no payout for performance below threshold. Payout between threshold and target achievement and payout between target and maximum achievement is interpolated on a straight-line basis.
TVUs and PSUs are awarded with dividend equivalent rights that accrue on unvested awards each time Embecta pays a dividend on its common stock, with the number of TVUs or PSUs, as applicable, determined by dividing the dividends that would be paid on the number of shares of common stock underlying the award (plus the shares underlying any additional TVUs or PSUs, as applicable, credited to the participant pursuant to the dividend equivalent rights) by the closing price of Embecta's common stock on the dividend payment date, as reported on the Nasdaq. Dividend equivalents accrued on unvested awards vest at the same time as and are subject to the same vesting, forfeiture and other terms and conditions as the underlying awards and are payable at the same time the underlying awards are settled.
Other benefits under our executive compensation program
Limited executive perquisites
NEOs are not provided significant executive perquisites. In fiscal year 2024, Mr. Curtis received a monthly car allowance consistent with Embecta’s policy for all managers in Ireland and a housing allowance for his use when traveling to Embecta’s Irish office from his home in the United Kingdom.
Embecta expects to limit the use of perquisites as a method of compensation and provide executive officers with only those perquisites that Embecta believes are reasonable and consistent with its compensation goal of enabling Embecta to attract and retain superior executives for key positions. Embecta does not sponsor or provide access to any defined benefit pension plan for our employees (including our NEOs).
401(k) Plan
Embecta maintains a tax qualified defined contribution retirement plan (the “401(k) Plan”) that covers substantially all US-based employees. Each of the NEOs except Shaun Curtis participates in the 401(k) Plan. Participants may contribute a portion of their compensation on a before-tax basis into their 401(k) Plan accounts, subject to limits. In addition, Embecta matches an amount equal to 75% for each dollar contributed by participants on the first 6% of their eligible earnings, up to prescribed annual limits. In addition to the matching contributions, we may also make additional non-elective contributions to the 401(k) Plan on the same basis for all employees. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) Plan and making matching contributions adds to the overall desirability of our compensation package and further incentivizes our employees, including our executive officers, in accordance with Embecta’s compensation policies.
Deferred compensation
Our Deferred Compensation Plan (the “DCP”) is an unfunded, nonqualified plan that allows eligible employees to defer receipt of cash compensation on a pre-tax basis in addition to what is allowed under our tax-qualified 401(k) Plan. We do not provide any guaranteed earnings on amounts deferred under the DCP, and earnings on these accounts are based on individual investment elections. Embecta provides matching contributions on deferred cash amounts deferred under the DCP, subject to certain limits. For additional information regarding the deferred compensation provisions of the DCP, see “Compensation of Named Executive Officers—Deferred Compensation Plan, Directors’ Deferral Plan and the GSIP.”

Compensation Discussion and Analysis
GSIP
Embecta maintains a Global Share Investment Program (the “GSIP”) for the benefit of its employees in Ireland. Mr. Curtis is the only NEO eligible to participate in the GSIP. The purpose of the GSIP is to provide employees in certain countries with a tax-efficient way to save on a regular and long-term basis and acquire a beneficial interest in Embecta common stock. Participants are granted a bonus of 3.85% of their base salary which they can elect to receive in cash, paid through payroll and taxed accordingly. Alternatively, participants can opt to invest the 3.85% bonus into the GSIP on a pre-tax basis to buy GSIP shares, to which Embecta provides matching funds of up to 3% of a participant’s base pay through contributions to the participant’s plan account, subject to an annual maximum of €12,700, established by Ireland’s Revenue Commissioners. Participants may also choose to contribute up to 6.85% of their monthly base pay, through payroll deductions, to the GSIP for their account, subject to the same €12,700 annual maximum. A participant may withdraw the vested portion of the participant’s account, although such withdrawals must be in the form of a cash payment if the participant is employed by Embecta at the time of withdrawal. Following a participant’s termination of service, withdrawals are paid in either cash or shares, at the election of the participant.
Executive severance and change in control plan
Embecta’s Executive Severance and Change in Control Plan, and in the case of Mr. Curtis, a letter agreement providing for the same benefits, terms and conditions as the Executive Severance and Change in Control Plan (together, the “Executive Severance Plan”) provides severance benefits to eligible key employees of Embecta and certain subsidiaries of Embecta, including the NEOs, in connection with certain terminations of employment.
Under the terms of the Executive Severance Plan, in the event that an NEO is involuntarily terminated by Embecta without cause or resigns for good reason outside of a change in control coverage period (each as defined in the Executive Severance Plan), the NEO would be entitled to (i) a severance payment (paid over time) consisting of the continuation of payment of the NEO’s base salary (24 months for the CEO, 12 months for the individuals designated as tier II executives and 9 months for the individuals designated as tier III executives) and a multiple of the NEO’s target annual bonus (two times for the CEO and one time for the individuals designated as tier II executives), (ii) a lump-sum payment equal to a pro-rata portion of the NEO’s target annual cash bonus for the year in which the termination occurred, (iii) a lump-sum payment approximating a certain period of COBRA premiums for continued coverage under Embecta’s group health insurance plan (24 months for the CEO, 12 months for the individuals designated as tier II executives and 9 months for the individuals designated as tier III executives) and (iv) 12 months of outplacement services.
In the event that an NEO is involuntarily terminated by Embecta without cause or resigns for good reason during the 24 months following a change in control (or prior to the change in control, if the NEO reasonably demonstrates that the termination was in connection with the change in control), the NEO would be entitled to (i) a lump-sum severance payment consisting of a multiple (three times for the CEO, two times for the individuals designated as tier II executives and one time for the individuals designated as tier III executives) of the sum of the NEO’s base salary and the greater of (x) the NEO’s target annual cash bonus for the year in which the termination occurred, (y) the NEO’s actual annual bonus for the most recently completed fiscal year for which bonuses have been determined and (z) the NEO’s average annual bonus for the two most recently completed fiscal years prior to the year in which the termination occurred, (ii) a lump-sum payment equal to a pro rata portion of the NEO’s target annual cash bonus for the year in which the termination occurred, (iii) a lump-sum payment approximating a certain period of COBRA premiums for continued coverage under Embecta’s group health insurance plan (36 months for the CEO, 24 months for the individuals designated as tier II executives and 12 months for the individuals designated as tier III executives), (iv) 12 months of outplacement services and (v) accelerated vesting of all outstanding equity awards (with performance awards vesting at target unless a higher level would be deemed achieved under the terms of the applicable award agreement).
Ms. Casner and Messrs. Elguicze, Curtis and Mann are designated as tier II executives under the Executive Severance Plan.

Compensation Discussion and Analysis
The Executive Severance Plan does not provide for a gross-up payment to any of the NEOs to offset taxes, including any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Internal Revenue Code (the “Code”). Instead, the Executive Severance Plan provides that in the event that the payments described above would, if paid, be subject to such excise taxes, then such NEO will receive either (A) the full amount of the payments and assume full responsibility for the tax impacts or (B) the maximum amount that may be provided to such NEO without resulting in any portion of the payments being subject to such excise taxes, based upon which alternative yields the higher after-tax amount.
The receipt of the foregoing benefits under the Executive Severance Plan is conditioned on the NEO signing, and not revoking, a separation and release agreement, which will include a general release of claims by the NEO against Embecta and which may include certain post-employment restrictive covenants.
Significant policies and other information regarding executive compensation
Clawback policies
Embecta maintains a policy that provides the Compensation Committee the discretion to require executive officers or other CEO direct reports at Embecta (including our NEOs), to reimburse Embecta for any Bonus Plan award that was based on financial results that were subsequently restated as a result of that person’s misconduct. The Compensation Committee also has the discretion to cancel any equity compensation awards (or recover payouts under such awards) that were granted to such person with respect to the restated period, and to require the person to reimburse Embecta for any profits realized on any sale of Embecta stock occurring after the public issuance of the financial statements that were subsequently restated. The policy also gives the Compensation Committee the authority to require executive officers and other senior leaders who were not involved in the misconduct to reimburse Embecta for the amount by which their Bonus Plan award exceeded the amount they would have received based on the restated results.
Under the policy, Embecta may also cancel outstanding equity awards and recover any shares received upon the exercise or vesting of such awards (or any gain realized on the sale of such shares) to the extent the individual breaches any restrictive covenant agreement with Embecta, such as non-compete and non-solicitation covenants.
In addition to the policy described above, Embecta also maintains a clawback policy that is compliant with Nasdaq requirements under Section 954 of the Dodd-Frank Act, which applies to our current and former executive officers. Under this clawback policy, the Compensation Committee will, in all appropriate circumstances, require reimbursement of any compensation that, during or after the three most recently completed fiscal years, was granted, earned, or vested (1) based upon the attainment of a financial reporting measure in whole or in part or (2) in connection with a time-based equity award, in each case to the extent that:
•	the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws; and
•	a smaller payment would have been made to or realized by the executive based upon the restated financial results.
Share retention and ownership guidelines
To increase executive share ownership and promote a long-term perspective when managing our business, our NEOs and certain other senior executives are required to retain 50% of the net after-tax shares received from any equity compensation awards granted to them after they become subject to the guidelines. They are subject to this requirement until they achieve and maintain the required ownership level set forth below. All of the NEOs are on track to meet their ownership target and are in compliance with the 50% retention requirement.

Compensation Discussion and Analysis

Position	Multiple
CEO	5 times salary
Other NEOs	3 times salary

Pledging and hedging policy
Embecta maintains a policy that prohibits all our employees (including our NEOs) and members of our Board from pledging or short selling any Embecta shares or other Embecta securities, trading in options (including exchange-traded options) or engaging in puts, calls, forward contracts or any other derivative transactions that are intended to hedge against the risk of any decrease in the market value of Embecta shares or other Embecta securities granted to them as part of their compensation from Embecta or that are held directly or indirectly by them. The policy also strongly discourages employees and members of our Board from repeatedly trading into and out of holdings of Embecta securities.
Equity award policy
The Compensation Committee has adopted a policy that prohibits the backdating of any equity compensation award and requires annual equity compensation awards and any “off-cycle” awards approved by our CEO to be made on pre-determined fixed dates. The policy also prohibits manipulating the timing of either the public release of information or the grant of an award to increase the value of an award.
Tax considerations
While the Compensation Committee generally has attempted to maximize the tax deductibility of executive compensation, the Compensation Committee believes that the primary purpose of our compensation program is to support Embecta’s business strategy and the long-term interests of Embecta’s stockholders. Therefore, the Compensation Committee has maintained the flexibility to award compensation that may not be tax-deductible if doing so furthers the objectives of our executive compensation program.
Accounting considerations
We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including restricted stock awards and performance-based awards, based on the grant date fair value of these awards. Depending upon the type of performance conditions applicable to performance-based awards, FASB ASC Topic 718 may require the recording of compensation expense over the service period for the award (usually, the vesting period of the award) based on the grant date value or compensation expense may be recorded based on the expected probability of vesting over the vesting period and subject to adjustment as such probability may vary from period to period. In the case of our PSUs that contain financial performance measures, since the service inception date precedes the grant date of the award (as (a) the awards were authorized prior to establishing an accounting grant date, (b) the recipients began providing services prior to the grant date, and (c) there are performance conditions that, if not met by the accounting grant date, will result in the forfeiture of the awards) and the grant date fair value is not determinable at this time, the amount reported in the Summary Compensation Table and Grants of Plan-Based Awards Table is the fair value of the awards at the service inception date (November 26, 2023), based upon the then-probable outcome of the performance conditions.

Report of the Compensation and Management Development Committee
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in Embecta’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and in this proxy statement.
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Karen N. Prange (Chair)	Bob J. Hombach	Dr. Milton M. Morris

Compensation of Named Executive
Officers
Summary Compensation Table
The following table shows the compensation provided by Embecta to each of the NEOs in the fiscal year ending September 30, 2024.

Name and principal position	Year	Salary ($)(1)	Bonus ($)	Stock awards ($)(2)	Option awards ($)	Nonequity incentive plan compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Dev Kurdikar Director, Chief Executive Officer and President	2024	894,231	—	6,250,017	—	1,369,314	73,911	8,587,473
	2023	863,462	—	5,268,441	—	1,262,844	69,750	7,464,497
	2022	791,325	—	3,727,430	5,614,124	1,075,862	45,225	11,253,966
Jake Elguicze Senior Vice President and Chief Financial Officer	2024	557,227	—	2,000,016	—	486,388	72,644	3,116,275
	2023	528,846	—	1,532,686	—	468,241	53,676	2,583,449
	2022	485,493	—	963,860	1,707,102	462,185	23,380	3,642,020
Shaun Curtis(5) Senior Vice President, Global Manufacturing, Supply Chain and Quality	2024	504,531	12,159(6)	650,033	—	374,462	143,090	1,684,275
	2023	459,447	—	574,741	—	320,779	135,440	1,490,407
	2022	313,693	2,964(6)	332,942	313,831	211,530	163,277	1,338,237
Jeff Mann Senior Vice President, General Counsel and Product Development	2024	553,381	—	1,600,020	—	409,716	30,101	2,593,218
	2023	528,846	—	1,245,315	—	401,349	29,258	2,204,768
	2022	482,558	—	963,860	1,707,102	394,155	34,019	3,581,694
Jean Casner Senior Vice President, Chief Human Resources Officer	2024	455,769	—	530,017	—	334,242	21,207	1,341,235

(1)
Salary. Amount reflects annual base salaries paid to our NEOs in 2024 after taking into account adjustments in base salary rates described above under “Compensation Discussion and Analysis—Base Salary.”

(2)
Stock Awards. Amounts represent the aggregate accounting value of the TVUs and PSUs awards granted to our NEOs during each fiscal year. The amounts reported in each fiscal year do not represent amounts paid to or realized by the NEOs. See the Grants of Plan-Based Awards for Fiscal 2024 table and the accompanying footnotes for information on the accounting value of each award granted in fiscal 2024. The accounting values of the PSUs granted during fiscal 2024 assuming that the highest level of performance conditions will be achieved are: Mr. Kurdikar $6,250,017; Mr. Elguicze $2,000,016; Mr. Curtis $650,033; Mr. Mann $1,600,020; and Ms. Casner $530,017.

(3)
Non-Equity Incentive Plan Compensation. Amounts reflect the aggregate amount of annual incentive awards earned by each NEO under the Bonus Plan. These amounts are generally paid to each NEO in December following the fiscal year in which they are earned, unless deferred at the election of the NEO pursuant to the DCP. For information about annual incentive awards paid to our NEOs, see “Compensation Discussion and Analysis—Annual Short-Term Incentive Awards.”

Compensation of named executive officers
(4)	All Other Compensation. Amounts shown for fiscal year 2024 include the following ($):

	Devdatt (Dev) Kurdikar	Jacob (Jake) Elguicze	Shaun Curtis	Jeff Mann	Jean Casner
401(k) employer contributions	23,995	24,587	—	12,186	21,207
DCP employer contributions	49,916	48,057	—	17,915	—
Ireland defined contribution retirement plan employer contributions	—	—	49,192	—	—
GSIP	—	—	14,223	—	—
Housing Allowance	—	—	58,955	—	—
Automobile	—	—	20,720	—	—
Total	73,911	72,644	143,090	30,101	21,207

The following is a description of these benefits:
•	401(k) employer contributions—The amounts shown reflect Embecta matching and non-elective contributions credited pursuant to defined contribution plans.
•	DCP employer contributions—The amounts shown reflect Embecta contributions credited pursuant to the DCP.
•	Ireland defined contribution retirement plan employer contributions—The amounts shown reflect Embecta matching contributions credited pursuant to the Irish defined contribution retirement plan.
•
GSIP—The amounts shown reflect an annual benefit provided to Mr. Curtis pursuant to the GSIP, which Mr. Curtis reinvested in the GSIP to purchase Embecta shares, and Embecta matching contributions credited pursuant to the GSIP.

•	Housing Allowance—The amount reflects the housing allowance provided to Mr. Curtis for his use when traveling to Embecta’s Irish office from his home in the United Kingdom.
•	Automobile—The amount reflects the car allowance provided to Mr. Curtis, consistent with Embecta’s policy for all managers in Ireland.
(5)	Amounts reported for Mr. Curtis are converted from Euros to USD based on an exchange rate of 1.12 as of September 30, 2024.
(6)	Amount reflects an additional cash bonus paid to Mr. Curtis under the GSIP.

Compensation of named executive officers
Grants of Plan-Based Awards
Set forth below is information regarding awards granted to the NEOs in fiscal year 2024.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dev Kurdikar		571,500	1,143,000	2,286,000
	11/26/2023				89,337	178,674	357,348		3,125,008
	11/26/2023							178,674	3,125,008
Jake Elguicze		203,000	406,000	812,000
	11/26/2023				28,588	57,176	114,352		1,000,008
	11/26/2023							57,176	1,000,008
Shaun Curtis		156,286	312,573	625,145
	11/26/2023				9,292	18,583	37,166		325,017
	11/26/2023							18,583	325,017
Jeff Mann		171,000	342,000	684,000
	11/26/2023				22,871	45,741	91,482		800,010
	11/26/2023							45,741	800,010
Jean Casner		139,500	279,000	558,000
	11/26/2023				7,576	15,152	30,304		265,008
	11/26/2023							15,152	265,008

(1)
The amounts shown represent the range of possible payouts that the NEOs could have earned under the Bonus Plan, based on certain assumptions and, for Mr. Curtis, the conversion from Euro to USD based on an exchange rate of 1.12 as of September 30, 2024. The amount of the actual payments to the NEOs under the Bonus Plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amount in the “Threshold” column assumes Embecta achieved the minimum threshold performance levels for each performance measure, resulting in available funding for awards at 50% of target, and that the NEO received a payment equal to 50% of the NEO’s award target.

(2)
The amounts shown represent the range of shares that can potentially be earned under the PSU awards. The PSUs will cliff-vest three years from the date of grant, subject to the achievement of performance measures relating to Adjusted Constant Currency Revenue Growth Percentage (weighted 60%) and Adjusted Operating Income Dollars (weighted 40%).

(3)
The amounts shown represent the number of shares subject to the TVU awards. The TVUs will vest in three equal annual installments beginning one year from the grant date, subject to continued employment through such date.

(4)
For all awards except PSUs, the amounts shown reflect the grant date fair value of the awards under FASB ASC Topic 718 used by Embecta for financial statement reporting purposes (disregarding estimated forfeitures). For a discussion of the assumptions made to determine the grant date fair value of these awards, see Note 10 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024. For the PSUs, since the service inception date precedes the grant date of the award, and the grant date fair value is not determinable at this time, the amount reported is the fair value of the PSUs at the service inception date (November 26, 2023), based upon the then-probable outcome of the performance conditions. See the “Accounting Considerations” section of this proxy statement for additional details.

Compensation of named executive officers
Narrative disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
See the “Compensation Discussion and Analysis” section of this proxy statement for a description of the annual incentive and equity compensation awards granted in fiscal year 2024 and the performance targets established with respect to the annual incentives.
Embecta 2022 Employee and Director Equity-Based Compensation Plan
In connection with the Separation, Embecta adopted the 2022 Plan. BD, as Embecta’s sole stockholder prior to the Separation, approved the 2022 Plan prior to the Separation and the 2022 Plan became effective as of the date of the Separation. The 2022 Plan was implemented to provide for the grant of equity awards to employees and non-employee directors. Under the 2022 Plan, the Company may grant awards of options, SARs, restricted stock, restricted stock units, performance units and other stock-based awards. The 2022 Plan is administered by the Compensation Committee, which has the sole discretion to grant to eligible participants one or more equity awards and to determine the type, number or amount of any award to be granted. The Compensation Committee also has the authority to, among other things, interpret any provision of the 2022 Plan, adopt rules and regulations for administering the 2022 Plan and delegate any administrative responsibilities under the 2022 Plan. A maximum of 10,189,000 Embecta shares are available for issuance under the 2022 Plan, including shares subject to all BD equity-based compensation awards that were converted into Embecta equity-based awards upon the Separation. The Board may amend, discontinue or terminate the 2022 Plan or any portion of the 2022 Plan at any time, but no amendment, suspension or termination will be effective without the approval of Embecta’s stockholders if such approval is required under applicable laws, rules and regulations, including the Nasdaq listing rules.

Compensation of named executive officers
Outstanding equity awards at 2024 fiscal year-end
The following table sets forth the outstanding equity awards held by the NEOs at the end of fiscal year 2024.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Dev Kurdikar	11/26/2023	—	—	—	—	—	—	186,126	2,624,377
	11/26/2023	—	—	—	—	186,126	2,624,377	—	—
	11/26/2022	—	—	—	—	—	—	166,466	2,347,171
	11/26/2022	—	—	—	—	55,492	782,438	—	—
	4/4/2022	66,002	283,801	31.40	4/4/2032	80,470	1,134,627	—	—
	11/26/2021	104,412	104,151	28.31	11/26/2031	9,718	137,024	—	—
	2/11/2021	99,647	33,224	29.27	2/11/2031			—	—
Jake Elguicze	11/26/2023	—	—	—	—	—	—	59,562	839,824
	11/26/2023	—	—	—	—	59,562	839,824	—	—
	11/26/2022	—	—	—	—	—	—	48,428	682,835
	11/26/2022	—	—	—	—	16,144	227,630	—	—
	4/4/2022	—	54,450	31.40	4/4/2032	17,813	251,163	—	—
	11/26/2021	52,070	52,080	28.31	11/26/2031	4,868	68,639	—	—
Shaun Curtis	11/26/2023	—	—	—	—	—	—	19,360	272,976
	11/26/2023	—	—	—	—	19,360	272,976	—	—
	11/26/2022	—	—	—	—	—	—	18,160	256,056
	11/26/2022	—	—	—	—	6,054	85,361	—	—
	4/4/2022	—	19,058	31.40	4/4/2032	6,235	87,914	—	—
	11/26/2021	5,976	6,002	28.31	11/26/2031	1,663	23,448	—	—
	11/26/2020	14,212	3,811	26.28	11/26/2030			—	—
	11/26/2019	15,243	—	29.48	11/26/2029	—	—	—	—
	11/26/2018	12,957		27.97	11/26/2028	—	—	—	—
Jeff Mann	11/26/2023	—	—	—	—	—	—	47,651	671,879
	11/26/2023	—	—	—	—	47,651	671,879	—	—
	11/26/2022	—	—	—	—	—	—	39,348	554,807
	11/26/2022	—	—	—	—	13,117	184,950	—	—
	4/4/2022	—	54,450	31.40	4/4/2032	17,813	251,163	—	—
	11/26/2021	52,070	52,080	28.31	11/26/2031	4,868	68,639	—	—
Jean Casner	11/26/2023	—	—	—	—	—	—	15,786	222,583
	11/26/2023	—	—	—	—	15,786	222,583	—	—
	8/9/2023	—	—	—	—	7,519	106,018	—	—

(1)
Certain Embecta executives received one-time equity grants in connection with the Separation (the “Founder’s Grants”), which included SARs and TVUs. SARs that were granted pursuant to the Founder’s Grants become

Compensation of named executive officers
exercisable after three years from the date of grant. Mr. Kurdikar’s SARs granted on April 4, 2022 pursuant to his employment agreement vest in four equal installments from the date of grant. SARs converted from BD awards are exercisable in four equal annual installments beginning one year from the grant date.
(2)
The amounts shown include grants of TVUs that are not performance-based. TVUs that were granted pursuant to the Founder’s Grants vest after three years from the date of grant. TVUs converted from BD awards and TVUs granted after the Separation, including Mr. Kurdikar’s TVUs granted on April 4, 2022 pursuant to his employment agreement, vest in three equal annual installments beginning one year from the grant date.

(3)	Market value has been calculated by multiplying the number of unvested units by $14.10, the closing price of Embecta common stock on September 30, 2024.
(4)
Based on current performance in accordance with the SEC rules, payout of the PSUs for the fiscal 2023 through fiscal 2025 performance cycle is assumed to be achieved at maximum level performance and payout of the PSUs for the fiscal 2024 through fiscal 2026 performance cycle is assumed to be achieved at target level performance.

Option exercises and stock vested
The following table contains information relating to the exercise of SARs and the vesting of TVUs during fiscal year 2024.

	Option awards		Stock awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (#)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Dev Kurdikar	—	—	41,432	1,340,039
Jake Elguicze	—	—	8,812	260,048
Shaun Curtis	—	—	4,252	150,466
Jeff Mann	—	—	7,701	199,666
Jean Casner	—	—	2,842	57,836

(1)	Represents the aggregate number of TVUs that vested during fiscal year 2024 with respect to each NEO.
(2)
Represents the aggregate dollar amount realized by each NEO upon the vesting of TVUs during fiscal year 2024, calculated by multiplying the number of TVUs that vested during fiscal year 2024 by the closing price of Embecta stock on the applicable vesting date.

Compensation of named executive officers
Payments upon termination of employment or change in control
Payments upon termination of employment
The following table shows the estimated payments and benefits that would be paid by Embecta to each of the NEOs as a result of a termination of employment under various scenarios. The amounts shown assume termination of employment on September 30, 2024, and the price per share of Embecta’s securities is the closing market price as of that date. However, the actual amounts that would be paid to these NEOs under each scenario can only be determined at the time of actual termination.

	Termination without Cause or for Good Reason Following a CIC ($)(1)	Termination without Cause or for Good Reason Outside of a CIC Period ($)(2)	Retirement ($)(3)	Voluntary Termination/ Termination for Cause ($)(4)	Disability ($)(5)	Death ($)(5)
Dev Kurdikar
Severance Payments	6,129,000	4,086,000	—	—	—	—
Prorated Annual Incentive Payments(7)	1,143,000	1,143,000	—	—	—	—
Health & Welfare Benefits Coverage	29,409	19,606	—	—	—	—
Accelerated Vesting of Equity Awards	8,476,427	—	—	—	8,476,427	8,476,427
Outplacement Expenses	40,000	40,000	—	—	—	—
Total	15,817,836	5,288,606	—	—	8,476,427	8,476,427
Jake Elguicze
Severance Payments(6)	1,972,000	986,000	—	—	—	—
Prorated Annual Incentive Payments(7)	406,000	406,000	—	—	—	—
Health & Welfare Benefits Coverage	62,409	31,204	—	—	—	—
Accelerated Vesting of Equity Awards	2,568,498	—	—	—	2,568,498	2,568,498
Outplacement Expenses	40,000	40,000	—	—	—	—
Total	5,048,907	1,463,204	—	—	2,568,498	2,568,498
Shaun Curtis
Severance Payments	1,667,055	833,527	—	—	—	—
Prorated Annual Incentive Payments(7)	312,573	312,573	—	—	—	—
Health & Welfare Benefits Coverage	—	—	—	—	—	—
Accelerated Vesting of Equity Awards	870,703	—	623,765	—	870,703	870,703
Outplacement Expenses	40,000	40,000	—	—	—	—
Total	2,890,331	1,186,100	623,765	—	870,703	870,703
Jeff Mann
Severance Payments(6)	1,824,000	912,000	—	—	—	—
Prorated Annual Incentive Payments(7)	342,000	342,000	—	—	—	—
Health & Welfare Benefits Coverage	62,409	31,204	—	—	—	—
Accelerated Vesting of Equity Awards	2,125,913	—	—	—	2,125,913	2,125,913
Outplacement Expenses	40,000	40,000	—	—	—	—
Total	4,394,322	1,325,204	—	—	2,125,913	2,125,913

Compensation of named executive officers

	Termination without Cause or for Good Reason Following a CIC ($)(1)	Termination without Cause or for Good Reason Outside of a CIC Period ($)(2)	Retirement ($)(3)	Voluntary Termination/ Termination for Cause ($)(4)	Disability ($)(5)	Death ($)(5)
Jean Casner
Severance Payments(6)	1,488,000	744,000	—	—	—	—
Prorated Annual Incentive Payments(7)	279,000	279,000	—	—	—	—
Health & Welfare Benefits Coverage	45,325	22,663	—	—	—	—
Accelerated Vesting of Equity Awards	551,183	—	—	—	551,183	551,183
Outplacement Expenses	40,000	40,000	—	—	—	—
Total	2,403,509	1,085,663	—	—	551,183	551,183
Total	30,554,904	10,348,778	623,765	—	14,592,725	14,592,725

(1)
Reflects (i) a severance payment consisting of a multiple (three times for the CEO, two times for the other NEOs) of the sum of the NEO’s base salary and the NEO’s target annual cash bonus as of September 30, 2024, (ii) a lump sum payment for the pro-rata portion of the NEO’s target annual cash bonus for 2024, (iii) a lump sum payment for continued coverage of COBRA premiums (36 months for the CEO, 24 months for the other NEOs), (iv) 12 months of outplacement services and (v) accelerated vesting of all outstanding equity awards. In order to obtain certain severance benefits, the NEO will be required to execute, deliver, and not thereafter revoke, a Separation and Release Agreement, which will contain, among other things, certain restrictive covenants.

(2)
Reflects (i) a severance payment consisting of salary continuation (24 months for the CEO, 12 months for the other NEOs) of the sum of the NEO’s base salary and a multiple of target annual bonus as of September 30, 2024 (two times for the CEO and one times for the other NEOs), (ii) a lump sum payment for the pro-rata portion of the NEO’s target annual cash bonus for 2024, (iii) a lump sum payment for continued coverage of COBRA premiums (24 months for the CEO, 12 months for the other NEOs) and (iv) 12 months of outplacement services (no accelerated vesting is assumed here, as accelerated vesting is at the discretion of the Compensation Committee). In order to obtain certain severance benefits, the NEO will be required to execute, deliver, and not thereafter revoke, a Separation and Release Agreement, which will contain, among other things, certain restrictive covenants.

(3)
With respect to Mr. Curtis, who is eligible for retirement, this column reflects the value of accelerated vesting of all outstanding TVU awards and, following the expiration of any related performance period, to a pro-rata portion of any amounts otherwise payable with respect to PSU awards paid at target. None of the other NEOs were eligible for retirement as of September 30, 2024.

(4)
Upon voluntary termination, NEOs may exercise each option or SAR held by the NEO within three months after such termination. Upon involuntary termination for Cause, all options and SARs held by the NEO are canceled as of the date of termination. The SARs value was based on $14.10, the closing price of Embecta common stock on September 30, 2024.

(5)	Reflects accelerated vesting of all outstanding equity awards.
(6)	Reflects the NEO’s base salary and target annual cash bonus for 2024 as of September 30, 2024.
(7)	Reflects the target annual bonus amounts with respect to fiscal year 2024.

Compensation of named executive officers
Deferred compensation
General. Prior to the Separation, Embecta employees were eligible to participate in the portion of the BD Restoration Plan that permitted the deferral of receipt of a portion of salary and annual and long-term incentive awards. As of the Separation, the portion of the BD Restoration Plan that provided for the deferral of compensation was spun off to Embecta as the DCP. Amounts deferred into the BD Restoration Plan and earnings thereon are now subject to the DCP.
Cash deferrals. The DCP allows an eligible Embecta employee to defer receipt of up to 75% of salary and/or up to 100% of an annual incentive award until the date or dates elected by the employee. The amounts deferred are invested in accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the investment selections of the participants. The investment risk is borne solely by the participant. Participants are entitled to change their investment elections at any time with respect to prior deferrals, future deferrals or both. The investment options available to participants may be changed by Embecta at any time.
Withdrawals and distributions. Participants may elect to receive deferred amounts either during their employment or following termination of employment, and to receive distributions in installments or in a lump sum. Except in an unforeseen financial emergency, participants may not withdraw deferred amounts prior to their scheduled distribution date.
Matching contributions. Embecta provides matching contributions on cash amounts deferred under the DCP. These contributions are made in the first calendar quarter following the calendar year in which the compensation was deferred. Embecta matches 75% of the first 6% of salary and annual incentive award deferred by a participant under the DCP, subject to certain limits.
Unfunded liability. Embecta is not required to make any contributions to the DCP with respect to its obligations to pay deferred compensation. Embecta has unrestricted use of any cash amounts deferred by participants. Participants have an unsecured contractual commitment from Embecta to pay deferred amounts due under the DCP. When such payments are due, cash and/or stock will be distributed from Embecta’s general assets.
The following table sets forth information regarding activity during fiscal year 2024 in the deferred compensation accounts of the NEOs.
Nonqualified Deferred Compensation

Name	Executive contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Dev Kurdikar	504,157	49,916	407,878	2,139,394
Jake Elguicze	55,723	48,057	50,685	300,976
Shaun Curtis	—	—	—	—
Jeff Mann	—	17,915	762	24,068
Jean Casner	35,192	—	3,381	38,573

(1)	The following amounts are reported as compensation in the fiscal year 2024 “Salary” column of the Summary Compensation Table appearing on page 50.
(2)	Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table and reflect matching contributions credited to accounts in fiscal year 2024.

CEO Pay Ratio
Under the rules the SEC adopted under the Dodd-Frank Act, we are required to disclose the CEO’s annual total compensation, the median employee’s annual total compensation, and the ratio between the two. For fiscal 2024, we used the same median employee that we had identified as of September 30, 2023 because we believe that there have been no changes in our employee population or our compensation arrangements since September 2023 that would result in a significant change in our pay ratio disclosure or our median employee. To determine our median employee in fiscal 2023, we analyzed the compensation of our employee population as of September 30, 2023 (2,088 employees, excluding deferred closing populations in China, Mexico, and Italy, and our CEO). We then converted all compensation elements to USD, using the foreign exchange rates as in effect on September 30, 2023. Once converted to USD, we calculated the anticipated cash compensation for fiscal 2023, including base salary and annual cash incentives at target. Two employees were identified as the median employee, and we excluded one of the two employees due to the employee’s recent hire date. We then calculated the annual compensation of the median employee using the same methodology used to calculate Mr. Kurdikar’s compensation for the Summary Compensation Table.
For fiscal year 2024, the annual total compensation of our CEO was $8,587,472 and the annual total compensation of the median employee was $74,201, for a ratio of 116:1.
We believe that the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, Embecta’s ratio may not be comparable to the ratios disclosed by other companies based on a number of factors, including differences in employee populations, different geographic distributions of employees, and the nature of the companies’ businesses.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our NEOs and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC. “Compensation actually paid” does not correlate to the total amount of cash or equity compensation realized during a fiscal year and is different from any references to “realizable” or “realized” compensation in the Compensation Discussion and Analysis.
The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information concerning our pay-for-performance philosophy and how we align executive compensation with the Company’s performance, including through performance-based annual incentives and the grant of PSUs as a meaningful component of our compensation program, refer to the Compensation Discussion and Analysis.
Pay Versus Performance Table (“PvP Table”)

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(3)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(4)	Net Income ($) (million)	Constant Currency Revenue ($) (million)(5)
2024	8,587,473	7,419,886	2,183,751	1,980,117	49.55	84.52	76.7	1,120.5
2023	7,464,497	(1,276,899)	1,815,985	535,986	50.82	68.52	70.4	1,134.3
2022(1)	11,253,966	11,143,245	2,559,457	2,459,573	94.82	79.69	223.6	1,114.6

(1)
When the Separation was completed on April 1, 2022, Embecta became a reporting company. All changes in fair value during the 2022 year and the performance measures of Net Income and Adjusted Constant Currency Revenue are measured from October 1, 2021 through September 30, 2022. Total Shareholder Return and Peer Group Total Shareholder Return are measured from the date of the Separation through September 30, 2022.

(2)
The PEO in the compensation columns is Mr. Kurdikar, and the other NEOs (excluding the PEO) in the compensation columns are as follows: (i) for 2022, Mr. Elguicze, Mr. Kumar, Mr. Curtis and Mr. Mann; (ii) for 2023, Mr. Elguicze, Mr. Kumar, Mr. Curtis, Mr. Mann and Mr. Capone; and (iii) for 2024, Mr. Elguicze, Mr. Curtis, Mr. Mann, and Ms. Casner.

Pay versus performance
(3)
“Compensation Actually Paid” to the PEO and the average “Compensation Actually Paid” to our other NEOs (excluding the PEO) reflect the following adjustments from the Total Compensation reported in the Summary Compensation Table:

	Fiscal Year 2022		Fiscal Year 2023		Fiscal Year 2024
	PEO	Average Compensation of Non-PEO NEO	PEO	Average Compensation of Non-PEO NEO	PEO	Average Compensation of Non-PEO NEO
Summary Compensation Total	$11,253,966	$2,559,457	$7,464,497	$1,815,985	$8,587,473	$2,183,751
Change in Pension Value During Fiscal Year	$0	$(3,306)	$0	$0	$0	$0
Pension Service Cost During Fiscal Year	$0	$3,825	$0	$0	$0	$0
Grant Date Fair Value of Awards Granted in Fiscal Year	$(9,341,554)	$(1,737,070)	$(5,268,441)	$(821,972)	$(6,250,017)	$(1,195,022)
Fair Value of Outstanding Unvested Awards Granted in Fiscal Year at Year-End	$8,919,496	$1,600,130	$2,348,835	$322,535	$5,248,753	$1,003,631
Fair Value of Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0	$11,088	$0	$0
Change in Fair Value of Outstanding Unvested Awards Granted in Prior Fiscal Years	$267,216	$42,192	$(5,934,491)	$(686,816)	$(344,240)	$(52,376)
Change in Fair Value of Stock Awards Vested During the Fiscal Year	$44,121	$(5,655)	$112,701	$42,280	$177,917	$40,133
Fair Value as of Prior Fiscal Year-End of Unvested Awards Granted in Prior Fiscal Years	$0	$0	$0	$(147,114)	$0	$0
Compensation Actually Paid	$11,143,245	$2,459,573	$(1,276,899)	$535,986	$7,419,886	$1,980,117

(4)
We selected the Standard & Poor (S&P) Smallcap 600 Health Care Index (referred to herein as the “Index”) as our peer group for purposes of this disclosure. This Index is the same performance peer group used in the Company’s stock performance graph reported pursuant to Item 201(e) of Regulation S-K.

(5)
We have selected Adjusted Constant Currency Revenue as the most important financial performance measure (that is not otherwise required to be disclosed in the table), which is defined as revenues excluding (i) the Italian payback measure (with respect to fiscal year 2024), (ii) the impact of fluctuations in foreign currency exchange rates by comparing results between periods as if exchange rates had remained constant period-over-period since October 1, 2022 and (iii) revenues derived from contract manufacturing. We selected this measure because the financial metrics we use to link compensation paid to the Company’s NEOs to the Company’s performance for both our Bonus Plan and PSUs are revenues-adjacent measures (as explained in the “Compensation Discussion and Analysis” section of this proxy statement). We have excluded revenues derived from contract manufacturing from this measure to exclude the transient impact of the manufacturing and sale of non-diabetes products to BD, in order to better reflect Embecta’s core injection business and provide a more accurate year over year measure. We believe that this measure reflects Embecta’s ability to innovate and compete in the global marketplace over a multi-year period. Due to the Separation date of April 1, 2022, our 2022 results include pre-Separation revenues for which there was no contract manufacturing revenue to be excluded. For a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measures, please see Appendix A to this proxy statement.

Pay versus performance
Analysis of the Information Presented in the Pay Versus Performance Table
The following graphs illustrate the relationships between the “compensation actually paid” to our PEO and non-PEO NEOs and the various metrics provided for this PvP analysis.
1.	CAP and Company TSR
The graph below reflects the relationship between the CAP to the PEOs and Non-PEO NEOs and Company TSR for the applicable reporting years. All TSR calculations are measured from the date of Separation, April 1, 2022, through the end of the corresponding fiscal years.

CAP vs. TSR
12,000
10,000
8,000
6,000
4,000
2,000
0
-2,000
100
90
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60
50
40
30
20
10
0
2022
2023
2024
PEO CAP
Avg NEO CAP
Company TSR

2.	Company TSR and Peer Group TSR
The graph below reflects the relationship between the Company TSR and Peer Group TSR for the applicable reporting years. All TSR calculations are measured from the date of Separation, April 1, 2022, through the end of the corresponding fiscal years.

Company TSR vs. Peer Group TSR
100
90
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0
90
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2022
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Company TSR
Peer Group TSR

Pay versus performance
3.	CAP and Net Income
The graph below reflects the relationship between the CAP to the PEOs and Non-PEO NEOs and the Company’s GAAP Net Income for the applicable reporting years.

CAP vs. Net Income
12,000
10,000
8,000
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0
-2,000
250
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0
2022
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PEO CAP
Avg NEO CAP
Net Income

4.	CAP vs. Adjusted Constant Currency Revenue
The graph below reflects the relationship between the CAP to the PEOs and Non-PEO NEOs and Adjusted Constant Currency Revenue* for the applicable reporting years.

CAP vs Adjusted Constant Currency Revenue*
12,000
10,000
8,000
6,000
4,000
2,000
0
-2,000
1130
1120
1110
1100
1090
1080
1070
1060
2022
2023
2024
PEO CAP
Avg NEO CAP
Revenue

*
As explained above in footnote (5) to the PvP Table, for purposes of the Pay Versus Performance analysis we use Adjusted Constant Currency Revenue excluding the Italian payback measure (with respect to fiscal year 2024), revenues derived from contract manufacturing and the impact of fluctuations in foreign currency exchange rates by comparing results between periods as if exchange rates had remained constant period-over-period since October 1, 2022. Due to the Separation date of April 1, 2022, our 2022 results include pre-Separation revenues for which there was no contract manufacturing in our results to be excluded.

Pay versus performance
List of Most Important Financial Performance Measures for Fiscal Year 2024
As described in greater detail in the “Our compensation philosophy, objectives and practices” section of this proxy statement, Embecta’s executive compensation program reflects a commitment to pay-for-performance. Listed below are the financial performance measures which in our assessment represent the most important performance measures we used to link compensation actually paid to our NEOs for fiscal year 2024, to Company performance.

Adjusted Constant Currency Revenue(1)*
Adjusted Constant Currency Revenue Growth %
Adjusted EBITDA $*

(1)
For purposes of this Pay Versus Performance analysis, Adjusted Constant Currency Revenue and Adjusted Constant Currency Revenue Growth % exclude the Italian payback measure (with respect to fiscal year 2024), revenues derived from contract manufacturing and the impact of fluctuations in foreign currency exchange between periods.

*
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures and insights into how these non-GAAP measures are considered by management, please see Appendix A to this proxy statement.

Ownership of Embecta common stock
Securities owned by certain beneficial owners
The following table sets forth information concerning those persons known to Embecta to be the beneficial owner of more than 5% of Embecta’s outstanding common stock, the only class of Embecta capital stock with voting rights. This information is based on filings made by such persons with the SEC. In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class(1)
BlackRock, Inc.	9,427,335(2)	16.2%
The Vanguard Group	7,026,005(3)	12.1%
Entities affiliated with American Century Investment Management, Inc.	3,354,708(4)	5.8%
River Road Asset Management, LLC	3,310,749(5)	5.7%
Entities affiliated with Deerfield Mgmt, L.P.	3,075,335(6)	5.3%

(1)	The percentage of shares beneficially owned is calculated based on the number of shares of Embecta common stock outstanding as of December 1, 2024.
(2)
Based on a Schedule 13G/A filed by BlackRock, Inc. (“Blackrock”) with the SEC dated January 22, 2024. Such information indicates that Blackrock has sole voting power over 9,278,028 of these shares, sole dispositive power over 9,427,335 of these shares, and no shared voting or dispositive power with respect to these shares. According to the Blackrock 13G/A filing, the address of Blackrock is 50 Hudson Yards, New York, NY 10001.

(3)
Based on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC dated February 13, 2024. Such information indicates that Vanguard has sole voting power over none of these shares, sole dispositive power over 6,901,851 of these shares, shared voting power over 63,099 of these shares, and shared dispositive power over 124,154 of these shares. According to the Vanguard 13G/A filing, the address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based on a Schedule 13G/A jointly filed by American Century Investment Management, Inc. (“ACIM”), American Century Companies, Inc. (“ACC”) and Stowers Institute for Medical Research (“Stowers,” and together with ACIM and ACC, the “AC Entities”) with the SEC dated November 8, 2024. Such information indicates that the AC Entities have sole voting power over 3,235,919 of these shares, sole dispositive power over 3,354,708 of these shares, and no shared voting or dispositive power with respect to these shares. Such information also indicates that ACC is controlled by Stowers, and that ACIM is a wholly-owned subsidiary of ACC and an investment adviser registered under §203 of the Investment Advisers Act of 1940. According to the AC Entities 13G/A filing, the address of AC Entities is 4500 Main Street, 9th Floor, Kansas City, MO 64111.

(5)
Based on a Schedule 13G filed by River Road Asset Management, LLC (“River Road”) with the SEC dated January 30, 2024. Such information indicates that River Road has sole voting power over 3,171,702 of these shares, sole dispositive power over 3,310,749 of these shares, and no shared voting or dispositive power with respect to these shares. According to the River Road 13G filing, the address of River Road is 462 S. 4th St., Ste 2000, Louisville, KY 40202.

(6)
Based on a Schedule 13G jointly filed by Deerfield Mgmt, L.P., Deerfield Management Company, L.P, Deerfield Partners, L.P. and James E. Flynn (together, “Deerfield”) with the SEC dated October 25, 2024. Such information indicates that Deerfield has shared voting power and shared dispositive power over 3,075,335 of these shares, and no sole voting or dispositive power with respect to these shares. Such information also indicates that the shares disclosed therein comprised of shares held by Deerfield Partners, L.P, of which Deerfield Mgmt, L.P. is the general partner and Deerfield Management Company, L.P. is the investment advisor, and that Mr. Flynn’s ownership comprised of shares held by Deerfield Partners, L.P. According to the Deerfield 13G filing, the principal business address of Deerfield is 345 Park Avenue South, 12th Floor, New York, NY 10010.

Ownership of Embecta common stock
Securities owned by directors and management
The following table sets forth as of December 1, 2024 information concerning the beneficial ownership of Embecta common stock by (i) each director and nominee, (ii) the NEOs, and (iii) all Embecta directors and executive officers as a group. Each person has the sole power to vote and dispose of the shares he or she beneficially owns. None of Embecta’s directors or executive officers has pledged or hedged against any of the shares listed.

	Embecta Common Stock
Name and address of beneficial owner	Amount and nature of beneficial ownership(1)(2)	Percent of class
Devdatt (Dev) Kurdikar	61,224	*
David F. Melcher	30,192	*
David J. Albritton	13,880	*
Carrie L. Anderson	13,880	*
Robert (Bob) J. Hombach	13,886	*
Milton M. Morris, Ph.D.	13,473	*
Claire Pomeroy, M.D.	13,880	*
Karen N. Prange	13,880	*
Christopher R. Reidy	19,421	*
Jacob (Jake) Elguicze	20,782	*
Shaun Curtis(3)	9,817	*
Jeff Mann	16,332	*
Jean Casner	2,868
Directors and executive officers as a group (13 persons)	243,513	*

*	Represents less than 1% of the outstanding Embecta common stock.
(1)
Includes shares held directly and, pursuant to SEC regulations, shares receivable through the exercise of SARs and TVUs that are exercisable or that will vest within 60 days after December 1, 2024 are deemed to be beneficially owned as of December 1, 2024.

(2)
The net number of Embecta shares receivable through the exercise of SARs that are exercisable or that will vest within 60 days after December 1, 2024 was calculated using $20.83 per share, which was the closing price of Embecta Common Stock on November 29, 2024.

(3)	Includes shares held in the GSIP.
Delinquent Section 16(a) reports
Section 16(a) of the Exchange Act requires Embecta’s directors and executive officers to file initial reports of their ownership of Embecta’s equity securities and reports of changes in such ownership with the SEC. Directors and executive officers are required by SEC regulations to furnish Embecta with copies of all Section 16(a) forms they file with respect to Embecta securities. Based solely on a review of copies of such forms and written representations from Embecta’s directors and executive officers, Embecta believes that during fiscal year 2024, all of its directors and executive officers were in compliance with the reporting requirements of Section 16(a).

Ownership of Embecta common stock
Equity compensation plan information
The following table provides certain information as of September 30, 2024 regarding Embecta’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,418,088(1)	$29.11	5,071,712(2)
Equity compensation plans not approved by security holders	399,724(3)	N/A	—(4)
Total	4,817,812	$29.11	5,071,712

(1)	Includes 1,760,354 SARs, 1,898,652 TVUs and 759,082 PSUs granted under the 2022 Plan.
(2)	Represents shares available for issuance under the 2022 Plan.
(3)
Includes 392,357 shares attributable to the GSIP. It also includes 5,415 Embecta shares held under the DCP and 1,952 Embecta shares held under the DDP, resulting from the transfer of the balances and elections of the corresponding BD plans, but no new elections are allowed in these plans, and no shares are paid out to participants.

(4)
Not shown are shares attributable to the GSIP. The number of shares that may become deliverable will depend on future elections made by GSIP participants and there are no limits on the number of shares deliverable under the GSIP.

Deferred Compensation Plan, Directors’ Deferral Plan and the GSIP
Information regarding the deferral features of the Directors’ Deferral Plan and the DCP can be found in “Compensation Discussion and Analysis—Other benefits under our executive compensation program.” Under the BD Restoration Plan and the BD Directors’ Deferral Plan, participants were eligible to defer the receipt of certain equity-based awards. Embecta employees and non-employee directors who were previously associated with BD had their balances under the BD Deferred Compensation and Retirement Benefit Restoration Plan or the BD 1996 Directors’ Deferral Plan, as applicable, transferred to the DCP or the Directors’ Deferral Plan, as applicable. The shares credited to the applicable BD plan were credited with the Embecta dividend in the form of notional Embecta shares. Amounts credited to the Embecta common stock accounts of the DCP and Directors’ Deferral Plan are paid out in cash at the time of distribution. The DCP and Directors’ Deferral Plan are not qualified, and participants have an unsecured contractual commitment of Embecta to pay the amounts due under the plan.
Information regarding the deferral features of the Directors’ Deferral Plan and the DCP can be found in “Compensation Discussion and Analysis—Other benefits under our executive compensation program.”

General information
Proxy solicitation
These proxy materials are being mailed or otherwise sent to stockholders of Embecta on or about December 19, 2024 in connection with the solicitation of proxies by the Board for Embecta’s 2025 Annual Meeting to be held at 8:00 a.m. ET on February 12, 2025 at Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey. Embecta’s directors and its officers and other Embecta associates also may solicit proxies by telephone or otherwise. Brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.
Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Stockholders to be held on February 12, 2025. This proxy statement and Embecta’s 2024 Annual Report of Stockholders are also available at investors.embecta.com/financials-filings/annual-reports.
Stockholders entitled to vote
The record date for determining stockholders entitled to notice of, and to vote at, the 2025 Annual Meeting (or any adjournment or postponement thereof) is December 16, 2024. As of such date, there were 58,131,759 shares of Embecta common stock outstanding, each entitled to one vote.
Attendance at the 2025 Annual Meeting
To attend the 2025 Annual Meeting, you must be a stockholder as of the record date.
Stockholders of record who hold their shares directly with our transfer agent, Computershare, will be admitted after providing a form of government identification (i.e., driver’s license).
If your shares are held in the name of a bank, broker or other nominee (also known as shares held in “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as a bank or brokerage account statement, to be admitted. Embecta will request appropriate government identification for any person seeking to attend the meeting as a condition of admission.
How to vote at the meeting or by proxy
Stockholders of record may cast their votes at the meeting. In addition, stockholders of record may cast their votes by proxy, and participants in the Embecta plans described below may submit their voting instructions, by:
•	using the Internet and voting at the website listed on the enclosed proxy/voting instruction card (the “proxy card”);
•	using the telephone number listed on their proxy card; or
•	signing, completing and returning the proxy card in the postage-paid envelope provided.
Votes and voting instructions provided through the Internet and by telephone are authenticated by use of your control number. This procedure allows stockholders to appoint a proxy, and the various plan participants to provide voting instructions, and to confirm that their actions have been properly recorded. If you vote through the Internet or by telephone, you do not need to return your proxy card. In order to be timely processed, voting instructions submitted by participants in the

General information
Embecta plans must be received by 11:59 p.m. ET on February 9, 2025. All proxies submitted by record holders through the Internet, by telephone or by mail must be received by 11:59 p.m. ET on February 11, 2025 in order to be timely processed.
If you are the beneficial owner of shares held in street name, you can direct your bank, broker or other nominee on how to vote your shares by following the instructions provided to you by your nominee. In the alternative, you may vote in person at the meeting if you obtain a legal proxy from your bank, broker or other nominee and present it at the meeting.
Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein. Shares represented by properly executed proxies that do not specify voting instructions will be voted in accordance with the recommendations of the Board set forth in this proxy statement. If you hold your shares in street name and do not provide timely voting instructions to your bank, broker or other nominee, your nominee will not be permitted to vote your shares in its discretion on the election of directors (Proposal 1) or the advisory vote to approve named executive officer compensation (Proposal 3), but may still be permitted to vote your shares in their discretion on the ratification of the independent registered public accounting firm (Proposal 2). See “Broker non-votes” below.
Broker non-votes
A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank or other nominee fails to provide such record holder with voting instructions on any non-routine matters brought to a vote at the annual meeting. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares only on routine matters, such as the ratification of the selection of the independent registered public accounting firm (Proposal 2), even if the broker does not receive voting instructions from you. Non-routine matters include the election of directors (Proposal 1) and the advisory vote to approve named executive officer compensation (Proposal 3). Your broker does not have discretionary authority to vote on non-routine matters without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.
Quorum; required vote
The quorum for the 2025 Annual Meeting is a majority of the outstanding shares of Embecta common stock as of the Record Date represented in person or by proxy. Abstentions and broker non-votes are counted as present to determine whether there is a quorum for the 2025 Annual Meeting.
Proposal 1 (Election of Directors). Directors are elected by a majority of the votes cast at the meeting. If a quorum is present, a director nominee will be elected if the number of shares voted “for” a director nominee’s election exceeds 50% of the number of votes cast with respect to that director nominee’s election. As discussed above, if your broker holds shares in your name and delivers this proxy statement to you, the broker is not entitled to vote your shares on this proposal without your instructions. Abstentions and broker non-votes are not counted as votes cast and therefore will have no effect on determining whether the required majority vote has been attained.
If an incumbent director receives a greater number of votes “against” the director’s election than votes “for” such election, the director must offer to submit his or her resignation and the Board will decide whether to accept the offer to resign in accordance with the process described in “Board Practices, Policies and Processes - Majority voting standard for election of directors” above.
Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm) and Proposal 3 (Advisory Vote To Approve Named Executive Officer Compensation). Approval of each of Proposal 2 and Proposal 3 requires the affirmative vote of a majority of the shares of Embecta common stock present in person or represented by proxy at the 2025 Annual Meeting and entitled to vote thereon. Shares voting “abstain” on any of these proposals will be counted as present for

General information
purposes of that proposal and will have the effect of a vote against the proposal. For Proposal 3, which is a non-routine matter, broker non-votes will not be counted as entitled to vote thereon and, accordingly, will have no effect on the outcome of the vote on this proposal.
The result of the vote on Proposal 3 is not binding on the Board. In evaluating the stockholder vote on an advisory proposal, the Board will consider the voting results in their entirety.
Revocation of proxies or change of instructions
A proxy given by a stockholder of record may be revoked or changed by:
•
sending written notice of revocation to the Corporate Secretary of Embecta at 300 Kimball Drive, Ste 300, Parsippany, New Jersey 07054 so that it is received no later than February 11, 2025, or delivering such notice at the meeting, prior to the voting of the proxy,

•	delivering a proxy (by one of the methods described above under the heading “How to vote at the meeting or by proxy”) bearing a later date, or
•	voting in person by written ballot at the meeting.
Participants in the plans described above may change their voting instructions by timely delivering new voting instructions by one of the methods described above under the heading “How to vote at the meeting or by proxy.”
If you are the beneficial owner of shares held in street name, you may revoke or change your voting instructions in the manner provided by your bank, broker or other nominee, or you may vote in person at the meeting in the manner described above under the heading “How to vote at the meeting or by proxy.”
Stockholder proposals or director nominations for 2026 annual stockholder meeting
Any proposal that a stockholder wishes to submit for inclusion in Embecta’s proxy materials for Embecta’s 2026 annual stockholder meeting pursuant to SEC Rule 14a-8 must be received by Embecta not later than August 21, 2025.
A stockholder’s notice of nomination of one or more director candidates to be included in Embecta’s proxy statement and proxy card pursuant to Article II, Section 8 of our By-Laws (a “proxy access director nomination”) must be received by Embecta not earlier than July 22, 2025 and not later than August 21, 2025.
Notice of any other business or director nomination (that is, other than a matter brought pursuant to SEC Rule 14a-8 or a proxy access director nomination) that a stockholder wishes to present for consideration at the 2025 annual stockholder meeting pursuant to the advance notice requirements in Article II, Section 3 of our By-Laws must be received by Embecta not earlier than October 15, 2025 and not later than November 14, 2025. In addition to the requirements set forth in our By-Laws, stockholders who intend to solicit proxies for nominations for election to the Board other than the Company’s nominees in reliance on the universal proxy rule (Rule 14a-19 under the Exchange Act) must also comply with the additional requirements of Rule 14a-19.
Any proposal or director nomination submitted by a stockholder in connection with the 2025 annual stockholder meeting must satisfy the applicable information and other requirements specified in Embecta’s By-Laws, which are available on Embecta’s website at investors.embecta.com/corporate-governance/documents-charters. All proposals and nominations, and all supporting materials required by our By-Laws, must be addressed to: Corporate Secretary, Embecta Corp., 300 Kimball Drive, Ste 300, Parsippany, New Jersey 07054. Embecta will not consider any proposal or nomination that is not timely delivered or otherwise does not meet the By-Law and SEC requirements for submitting the proposal or nomination.

General information
Householding
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a paper or electronic copy of this proxy statement and the Company’s 2024 Annual Report of Stockholders by visiting www.ProxyVote.com, by calling 1-800-579-1639, or by sending an email to sendmaterial@proxyvote.com prior to January 29, 2025.
Other matters
The Board is not aware of any matters to be presented at the 2025 Annual Meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting (or any adjournment or postponement thereof), the persons named in the proxy card will vote on such matters in their discretion in accordance with their best judgment.
Note about the Embecta website
Web links to the Embecta website throughout this document are provided for convenience only. Please note that information on or accessible through the Embecta website is not part of, or incorporated by reference into, this proxy statement.
Cautionary note on forward-looking statements
Statements in this proxy statement relating to Embecta’s expectations, assumptions or projections about the future, such as statements regarding our growth focuses, brand transition plan and net leverage and debt reduction, are forward-looking statements under the Private Securities Litigation Reform Act of 1995 and other securities laws. Forward-looking statements are based upon our present intent, beliefs or expectations, are not guarantees of future performance and are subject to numerous risks, uncertainties, and changes in circumstances that are difficult to predict. Potential risks and uncertainties and factors that could affect our current expectations include, but are not limited to, those that can be found in our filings with the SEC, including our most recent Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Embecta expressly disclaims and assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Therefore, you are cautioned not to place undue reliance on these forward-looking statements.

Appendix A: Reconciliation of
non-GAAP financial measures
Presented below are reconciliations of non-GAAP financial measures discussed in this proxy statement to the comparable GAAP financial measures. The presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the Company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. All figures below are rounded, and totals may not add due to rounding.
Reconciliation of Revenues to Adjusted Constant Currency Revenue (2024 bonus determinations)
The Company uses Adjusted Constant Currency Revenue in its decision making related to incentive compensation, including for purposes of its bonus determinations, and believes that it is useful to exclude (i) the Italian payback measure and (ii) the impact of fluctuations in foreign exchange rates from the setting of the Bonus Plan targets to actual foreign exchange rates during the 12 months ended September 30, 2024 in order to evaluate the underlying operating performance of the business.

U.S. dollars in millions
12 Months Ended September 30, 2024
Revenues	1,123.1
Italian payback measure(1)	4.1
Adjusted Revenues	1,127.2
FX impact(2)	(7.5)
Adjusted Constant Currency Revenue (2024 bonus determinations)	1,119.6

Reconciliation of Revenues to Adjusted Constant Currency Revenue (Pay Versus Performance)
The Company has selected Adjusted Constant Currency Revenue, which is defined as revenues excluding (i) the Italian payback measure (with respect to the 12 months ended September 30, 2024), (ii) the impact of fluctuations in foreign currency exchange rates by comparing results between periods as if exchange rates had remained constant period-over-period since October 1, 2022 and (iii) revenues derived from contract manufacturing, as the most important financial performance measure (that is not otherwise required to be disclosed in the PvP Table), because the financial metrics used to link compensation paid to the Company’s NEOs to the Company’s performance for both our Bonus Plan and PSUs are revenues-adjacent measures (as explained in the “Compensation Discussion & Analysis” section of this proxy statement). The Company believes it is useful to exclude the Italian payback measure and the the impact of fluctuations in foreign currency exchange rates by comparing results between periods as if exchange rates had remained constant period-over-period since October 1, 2022 in order to evaluate the underlying operating performance of the business and to exclude revenues derived from contract manufacturing to exclude the transient impact of the manufacturing and sale of non-diabetes products to BD, in order to better reflect Embecta’s core injection business and provide a more accurate year over year measure.

Appendix A: Reconciliation of non-GAAP financial measures

U.S. dollars in millions
	12 Months Ended September 30, 2022	12 Months Ended September 30, 2023	12 Months Ended September 30, 2024
Revenues	1,129.5	1,120.8	1,123.1
Italian payback measure(1)			4.1
Adjusted Revenues			1,127.2
FX impact(3)		26.5	6.1
Revenues derived from contract manufacturing(4)	(14.9)	(13.0)	(12.8)
Adjusted Constant Currency Revenue (PvP)	1,114.6	1,134.3	1,120.5

Reconciliation of Net Income to Adjusted EBITDA (2024 bonus determinations)
We believe Adjusted EBITDA provides meaningful information to assist investors, stockholders and other readers of our consolidated financial statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. The Company uses Adjusted EBITDA in its operational and financial decision making, including for incentive compensation purposes, and believes that it is useful to exclude certain items in order to focus on what it regards to be a meaningful alternative representation of the underlying operating performance of the business.

U.S. dollars in millions
12 Months Ended September 30, 2024
Net income	78.3
Interest expense, net	112.3
Income taxes	(34.1)
Depreciation and amortization	36.2
EBITDA	192.7
Stock-based compensation expense(5)	26.6
One-time stand up costs(6)	111.2
European regulatory initiative-related costs(7)	0.5
Business optimization and severance related costs(8)	7.4
Deferred jurisdiction adjustments in Other income (expense), net for taxes(9)	4.6
Amortization of cloud computing arrangements(10)	6.3
Italian payback measure(1)	4.1
FX Impact(11)	(7.1)
Adjusted EBITDA (2024 bonus determinations)	346.2

(1)
Reflects the recognition of incremental Italian payback accruals resulting from the two July 22, 2024 rulings by the Constitutional Court of Italy relating to certain prior years since 2015 recorded in Revenues.

(2)	Represents impact of fluctuations in foreign exchange rates from the setting of the Bonus Plan targets to actual foreign exchange rates during the 12 months ended September 30, 2024.
(3)
This adjustment excludes the impact of fluctuations in foreign currency exchange rates by comparing results between periods as if exchange rates had remained constant period-over-period since October 1, 2022.

(4)
We have excluded revenues derived from contract manufacturing to exclude the transient impact of the manufacturing and sale of non-diabetes products to BD, in order to better reflect Embecta’s core injection business and provide a more accurate year over year measure. We believe that this measure reflects Embecta’s ability to innovate and compete in the global marketplace over a multi-year period. Due to the Separation date of April 1, 2022, our 2022 results include pre-Separation revenue for which there was no contract manufacturing revenues to be excluded.

Appendix A: Reconciliation of non-GAAP financial measures
(5)
Represents stock-based compensation expense incurred during the 12 months ended September 30, 2024. For the 12 months ended September 30, 2024, $21.4 million is recorded in Selling and administrative expense, $3.0 million is recorded in Cost of products sold, and $2.2 million is recorded in Research and development expense.

(6)
One-time stand-up costs incurred primarily include: (i) product registration and labeling costs; (ii) warehousing and distribution set-up costs; (iii) legal costs associated with patents and trademark work; (iv) temporary headcount resources within accounting, tax, finance, human resources, regulatory and IT; and (v) one-time business integration and IT related costs primarily associated with our global ERP implementation. For the twelve months ended September 30, 2024, approximately $109.9 million and $1.3 million are recorded in Other operating expenses and Selling and administrative expense, respectively.

(7)
Represents costs required to develop processes and systems to comply with regulations such as the European Union Medical Device Regulation and General Data Protection Regulation which represent a significant, unusual change to the existing regulatory framework. We consider these costs to be duplicative of previously incurred costs and/or one-off costs, which are limited to a specific period of time. These costs were recorded in Research and development expense.

(8)	Represents business optimization and severance related costs associated with standing up the organization recorded in Other operating expenses.
(9)	Represents amounts due to BD for tax liabilities incurred in deferred closing jurisdictions where BD is considered the primary obligor.
(10)	Represents amortization of implementation costs associated with cloud computing arrangements recorded in Other operating expenses.
(11)
Represents impact of fluctuations in foreign exchange rates from the setting of the Bonus Plan targets to actual foreign exchange rates during the 12 months ended September 30, 2024. The impact of fluctuations in foreign exchange rates are not presented as an adjustment to arrive at Adjusted EBITDA reported in our earnings release for the quarter and fiscal year ended September 30, 2024 furnished with the SEC on November 26, 2024.

300 Kimball Drive, Ste 300, Parsippany, New Jersey 07054
201-847-6880
Embecta.com
Embecta and the Embecta logo are trademarks of Embecta Corp.
All other trademarks are the property of their respective owners. ©2024 Embecta. All rights reserved.

SCAN TO
VIEW MATERIALS & VOTE

EMBECTA CORP.
300 KIMBALL DRIVE
PARSIPPANY, NEW JERSEY 07054

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on February 11, 2025 for shares held directly and by 11:59 p.m. Eastern Time on February 9, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 11, 2025 for shares held directly and by 11:59 p.m. Eastern Time on February 9, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V60018-P21639

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EMBECTA CORP.

The Board of Directors recommends you vote FOR each of the following director nominees for a term expiring at Embecta's 2026 annual stockholder meeting:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Mr. Robert J. Hombach	☐	☐	☐
1b. Mr. Devdatt Kurdikar	☐	☐	☐
1c. LTG (Ret.) David F. Melcher	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V60019-P21639

EMBECTA CORP.
Annual Meeting of Stockholders
February 12, 2025 8:00 AM ET
This proxy is solicited by the Board of Directors

The stockholder(s) whose signature(s) appear(s) on the reverse side hereby appoint(s) Jeff Mann, with full power of substitution, as proxy, to vote all stock in Embecta Corp. which the stockholder(s) would be entitled to vote on all matters which may properly come before the 2025 Annual Meeting of Stockholders to be held on February 12, 2025 at 8:00 AM ET at the Hilton Short Hills, located at 41 John F. Kennedy Parkway, Short Hills, NJ 07078 and any adjournments or postponements thereof. If this proxy is properly executed, the proxy shall vote subject to the directions indicated on the reverse side of this form, and the proxy is authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxy will vote as the Board of Directors recommends where a choice is not specified.

Continued and to be signed on reverse side